Filed Pursuant to Rule 424(b)(5)

Registration Nos. 333-111517

and 333-120590

Prospectus Supplement

(To Prospectus Dated January 9, 2004)

4,000,000 Shares

Impac Mortgage Holdings, Inc.

9.125% Series C Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

We are offering 4,000,000 shares of our 9.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, which we refer to as our “Series C Preferred Stock.” We will pay to investors cumulative dividends on the Series C Preferred Stock from November 23, 2004 in the amount of $2.28125 per share each year, which is equivalent to 9.125% of the $25.00 liquidation preference per share. Dividends on the shares of Series C Preferred Stock offered hereby will be payable quarterly in arrears on or before March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2004. The shares of Series C Preferred Stock have no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities. Holders of shares of Series C Preferred Stock will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and in certain other events.

We may not redeem the Series C Preferred Stock until November 23, 2009 except in limited circumstances to preserve our status as a real estate investment trust. On or after November 23, 2009, we may, at our option, redeem the Series C Preferred Stock, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends (whether or not declared), if any, to and including the redemption date. Any partial redemption will generally be on a pro rata basis.

No market currently exists for our Series C Preferred Stock. We have applied to list our Series C Preferred Stock on the New York Stock Exchange (or “NYSE”) under the symbol “IMH PrC.” We expect that trading on the NYSE will commence within 30 days after the initial delivery of the Series C Preferred Stock. Our common stock currently trades on the NYSE under the symbol “IMH.”

In addition to offering these shares of Series C Preferred Stock, we are concurrently offering 3,750,000 shares of our common stock at a public offering price of $23.00 per share. The completion of this offering of Series C Preferred Stock is subject to the completion of the concurrent common stock offering.

See “ Risk Factors” beginning on page S-9 of this prospectus supplement and page 2 of the accompanying prospectus for a discussion of the risks relevant to an investment in our Series C Preferred Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$25.0000	$100,000,000
Underwriting discounts and commissions	$ 0.7875	$3,150,000
Proceeds, before expenses, to us	$24.2125	$96,850,000
(1)	Plus accrued dividends, if any, from (but excluding) the date of original issue.

The underwriters have an option to purchase up to an additional 300,000 shares of Series C Preferred Stock from us to cover over-allotments, if any.

The underwriters expect that the shares of Series C Preferred Stock will be ready for delivery in book-entry form through The Depository Trust Company on or about November 23, 2004.

Bear, Stearns & Co. Inc.

Stifel, Nicolaus & Company

Incorporated

RBC Capital Markets

The date of this prospectus supplement is November 18, 2004.

You should rely only on the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated therein by reference is accurate only as of its respective date or dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Page
Prospectus Supplement

Forward-Looking Information	ii
Special Note Regarding Restated Financial Information	ii
Prospectus Summary	S-1
The Offering	S-6
Risk Factors	S-9
Use of Proceeds	S-11
Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends	S-11
Selected Financial Data	S-12
Description of the Series C Preferred Stock	S-14
Federal Income Tax Considerations	S-21
Underwriting	S-23
Legal Matters	S-25
Experts	S-25

Prospectus

About This Prospectus	i
Where You Can Find More Information	ii
Cautionary Statement Concerning Forward-Looking Statements	iii
Summary	1
Risk Factors	2
Use of Proceeds	17
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	17
Description of Securities	17
Description of Capital Stock	18
Description of Warrants	23
Description of Debt Securities	25
Description of Units	30
Federal Income Tax Considerations	30
Plan of Distribution	38
Legal Matters	41
Experts	41

i

FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “plan,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Our actual results could differ materially from those set forth in forward-looking statements due to a number of factors, including, but not limited to, failure to achieve projected earnings levels, the ability to generate sufficient liquidity, the ability to access the capital markets, the size, frequency and manner of our securitizations, the ability to generate taxable income and pay dividends, risks related to restatement of our financial statements, interest rate fluctuations, frauds committed upon us, inability to maintain effective systems of internal and disclosure controls, natural disaster, interruption in our management information systems, new regulatory laws, increase in prepayment rates on our mortgage assets, changes in assumptions regarding estimated loan losses or fair value amounts, changes in expectations of future interest rates, the availability of financing and, if available, the terms of any financing, changes in origination and resale pricing of mortgages, changes in markets which we serve and changes in general market and economic conditions. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” beginning on page S-9 of this prospectus supplement and page 2 of the accompanying prospectus and under “Business—Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2003 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. Accordingly, investors should not place undue reliance on our expectations and projections. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SPECIAL NOTE REGARDING RESTATED FINANCIAL INFORMATION

As described in this prospectus supplement under “Prospectus Summary—Restatement of Consolidated Financial Statements and Identification of Material Weakness and Significant Deficiencies,” we restated our financial statements for each of the years ended December 31, 2003, 2002 and 2001, the three months ended March 31, 2004 and 2003, the three and six months ended June 30, 2003 and the three and nine months ended September 30, 2003 and we restated our consolidated statement of operations for the six months ended June 30, 2004. The prospectus accompanying this prospectus supplement is dated January 9, 2004, and therefore does not reflect the restated financial information. As a result, you should not rely on the financial information in the accompanying prospectus to the extent it is inconsistent with the financial information included in this prospectus supplement or in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2003, Quarterly Reports on Form 10-Q/A for each of the quarterly periods ended March 31, 2004 and June 30, 2004, or the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 that are incorporated by reference into the accompanying prospectus.

ii

PROSPECTUS SUMMARY

The following information may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, as well as the information which is incorporated by reference in the accompanying prospectus, in their entireties. You should carefully consider the factors set forth under “Risk Factors” beginning on page S-9 of this prospectus supplement and page 2 in the accompanying prospectus before making an investment decision to purchase shares of our Series C Preferred Stock. Unless the context otherwise requires, references to “we,” “us,” or the “Company” in this prospectus supplement mean Impac Mortgage Holdings, Inc. and its subsidiaries, IMH Assets Corp., Impac Warehouse Lending Group, Inc., Impac Multifamily Capital Corporation and Impac Funding Corporation (together with its wholly-owned subsidiaries, Impac Secured Assets Corp. and Novelle Financial Services, Inc.). Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise the over-allotment option described in “Underwriting.”

IMPAC MORTGAGE HOLDINGS, INC.

General and Business Operations

We are a mortgage real estate investment trust, or “REIT,” that is a nationwide acquirer, originator, seller and investor of primarily non-conforming, Alt-A mortgages, or “Alt-A mortgages,” and, to a lesser extent, small-balance, multi-family mortgages, or “multi-family mortgages,” and sub-prime mortgages, or “B/C mortgages.” We also provide warehouse and repurchase financing to originators of mortgages.

We operate three core businesses:

•	the long-term investment operations that are conducted by Impac Mortgage Holdings, Inc., IMH Assets Corp. and Impac Multifamily Capital Corporation;

•	the mortgage operations that are conducted by Impac Funding Corporation, Novelle Financial Services, Inc. and Impac Secured Assets Corp.; and

•	the warehouse lending operations that are conducted by Impac Warehouse Lending Group, Inc.

Our goal is to generate consistent reliable income for distribution to our stockholders primarily from earnings generated by our long-term investment operations.

Long-Term Investment Operations

The long-term investment operations primarily invest in adjustable and fixed rate Alt-A mortgages that are acquired and originated by our mortgage operations. Alt-A mortgages are primarily first lien mortgages made to borrowers whose credit is generally within typical Fannie Mae and Freddie Mac guidelines, but have loan characteristics that make them non-conforming under those guidelines. Some of the principal differences between mortgages purchased by Fannie Mae and Freddie Mac and Alt-A mortgages are as follows:

•	credit and income histories of the mortgagor; and

•	documentation required for approval of the mortgagor.

For instance, Alt-A mortgages may not have certain documentation or verifications that are required by Fannie Mae and Freddie Mac and, therefore, in making our credit decisions, we may be more reliant upon the borrower’s credit score and the adequacy of the underlying collateral. We believe that Alt-A mortgages provide an attractive net earnings profile by producing higher yields without commensurately higher credit losses than other types of mortgages.

The long-term investment operations also originate and invest in multi-family mortgages with initial fixed interest rate periods of three, five and seven years that subsequently adjust to adjustable rate mortgages with loan balances that generally range from $250,000 to $3.0 million. Multi-family mortgages have interest rate floors, which is the initial start rate, and prepayment penalty periods of three, five and seven years. Multi-family mortgages provide greater asset diversification on our balance sheet as borrowers of multi-family mortgages typically have higher credit scores and the mortgage loans have longer lives than Alt-A mortgages.

The long-term investment operations generate earnings primarily from net interest income earned on mortgages held for long-term investment, which consists of mortgages held as CMO collateral and mortgages held for investment on our balance sheet. Investment in Alt-A mortgages and multi-family mortgages are initially financed with short-term borrowings under reverse repurchase agreements which are subsequently converted to long-term financing in the form of collateralized mortgage obligations, or “CMO,” financing. Cash flow from the mortgage loan investment portfolio and proceeds from the sale of capital stock also finance new Alt-A and multi-family mortgage acquisitions and originations.

Mortgage Operations

The mortgage operations acquire and originate primarily adjustable and fixed rate Alt-A mortgages and, to a lesser extent, B/C mortgages as follows:

•	correspondent acquisitions;

•	bulk acquisitions;

•	wholesale originations; and

•	B/C originations.

The mortgage operations generate income by securitizing and selling mortgages to permanent investors, including the long-term investment operations. This business also earns revenue from interest income on mortgages held-for-sale and fees associated with mortgage acquisitions and originations, mortgage servicing rights and master servicing agreements. The mortgage operations use warehouse facilities provided by the warehouse lending operations to finance the acquisition and origination of mortgages.

Warehouse Lending Operations

The warehouse lending operations provide short-term financing to mortgage loan originators, including the mortgage operations, by funding mortgages from their closing date until sale to pre-approved investors. This business earns net interest income from the difference between its cost of borrowings and the interest earned on warehouse advances as well as fees from warehouse transactions.

RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS AND IDENTIFICATION

OF MATERIAL WEAKNESS AND SIGNIFICANT DEFICIENCIES

On July 22, 2004, we publicly announced that we had discovered accounting inaccuracies in previously reported financial statements. As a result, following consultation with our auditors, we decided to restate our financial statements for each of the years ended December 31, 2003, 2002 and 2001, and the three months ended March 31, 2004 and 2003. The restatements were necessary to conform with accounting principles generally accepted in the United States of America (“GAAP”) and reflect the following:

•	the correction of our revenue recognition policy with respect to the cash sale of mortgage loan servicing rights (“MSRs”) to unrelated third parties when the mortgage loans are retained. Previously,

we recognized gains in the period in which the mortgage servicing rights were sold for the amount of cash proceeds received. We now allocate a portion of the accounting basis of the mortgage loans to the mortgage servicing rights, which results in a discount to the mortgage loans retained. That discount is accreted as an adjustment to yield on mortgage assets over the life of the related mortgage loans;

•	the correction of our accounting for derivative financial instruments (“derivatives”) and interest rate risk management activities related to the variability in expected future cash flows associated with a financing obligation or future liability (a “cash flow” hedge). Upon review, we now believe that the documentation of our cash flow hedge accounting relationships were deficient as to the specificity of the underlying hedged transaction in order to assess hedge effectiveness and measurement of ineffectiveness as required by the stringent applicable accounting standards. As such, we made the determination that it was not appropriate to apply cash flow hedge accounting for purposes of our GAAP financial statements. In addition, we determined that certain forward purchase commitments on mortgage loans meet the definition of a derivative and now need to be accounted for as such in the financial statements;

•	the reclassification of certain derivative gains and losses to mark-to-market gain (loss)—derivative instruments, as opposed to an adjustment to the yield on mortgage assets as a result of the elimination of cash flow hedge accounting, as stated above; and

•	the elimination of certain inter-company balance sheet and income statement items, principally finance receivables and the related interest income and expense, with Impac Funding Corporation, our mortgage operations, prior to its consolidation on July 1, 2003.

Furthermore, subsequent to our public announcement, we corrected basic and diluted earnings per share (“EPS”) for the six months ended June 30, 2004 as a clerical error resulted in the misstatement of weighted average shares outstanding for the period and the corresponding calculation of EPS. We also made a reclassification of derivatives to other assets and other liabilities on our consolidated balance sheet. Previously, we included the fair value of derivatives, including cash and cash equivalents in margin accounts, in various balance sheet items including CMO collateral, mortgages held-for-sale, derivative assets, other assets and other liabilities. We now include positive fair values of derivatives in other assets and the negative fair values of derivatives in other liabilities on our consolidated balance sheet.

Although these corrections have an effect on net earnings, these corrections and reclassifications have no effect on taxable income, which is an important factor in determining the amount of dividends paid to our stockholders. In addition, beginning and ending cash and cash equivalents for all reporting periods remain unchanged. The increase (decrease) in net earnings as a result of the net effect of the restatements for each of the years in the three-year period ended December 31, 2003 was $21.7 million, $(34.6) million, and $(35.4) million, respectively, for the three-month periods ended March 31, 2004 and 2003 was $(36.7) million and $(0.7) million, respectively, for the three and six months ended June 30, 2003 was $2.4 million and $1.7 million, respectively, and for the three and nine months ended September 30, 2003 was $11.2 million and $12.8 million, respectively. Additionally, basic and diluted EPS for the six months ended June 30, 2004 was corrected to $2.44 and $2.40, respectively, from $2.30 and $2.27, respectively.

For a more detailed description of the restatements and reclassifications, see “Note A.2.—Restatement of Consolidated Financial Statements” to the accompanying notes to the consolidated financial statements and “Restatement of Consolidated Financial Statements” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K/A for the year ended December 31, 2003, each of our Quarterly Reports on Form 10-Q/A for the quarterly periods ended March 31, 2004 and June 30, 2004 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004.

During the course of the audit of our restated consolidated financial statements included in our Annual Report on Form 10-K/A, we received a letter, dated August 16, 2004, from our external auditors noting certain matters involving internal controls and operations that they consider to be a material weakness, as defined by the Public Company Accounting Oversight Board (“PCAOB”). According to the letter, we need to improve the evaluation and documentation of accounting policies and procedures for complex transactions, such as transfers of financial assets, derivatives and hedge accounting and allowance for credit losses, and we currently do not have a sufficient amount or type of staff in the financial reporting and accounting departments, including, as of the date of the letter, the lack of a Controller. Furthermore, our auditors also noted significant deficiencies, as defined by the PCAOB, for our consideration stating that our internal audit function does not provide an adequate or effective monitoring of our controls and we need to evaluate whether we have appropriate internal resources to manage and monitor work performed by our outsourced tax compliance function.

As a result of the findings described above and in addition to our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, we began implementing the following actions:

•	we sought to thoroughly understand the nature of the issues through discussions with KPMG LLP and our Audit Committee;

•	as part of our new internal control procedures, we are enhancing our documentation of critical accounting policies;

•	we hired outside consultants to assist our internal audit group in documenting our accounting and business processes and identifying areas that require control or process improvement;

•	we have begun establishing and continue to establish new internal control processes based on discussions with our consultants that we have engaged to help us in this regard and our own management team seeking to remedy any problems identified;

•	in June 2004, we hired a Director of Internal Audit whose primary responsibilities are to oversee the establishment of formalized policies and procedures throughout our organization and to document and assess our system of internal controls;

•	we began instituting, and continue to institute, new procedures around our quarterly reporting processes whereby significant accounting issues are discussed and documented, reviewed with our external auditors and our Audit Committee, formally approved by our management, and given timely effect in our books and records;

•	in October 2004, we hired a new Controller; and

•	we have embarked on the hiring of additional resources in the accounting and finance areas with expertise in technical accounting and SEC reporting.

We anticipate expenditures of approximately $1.0 million to $1.5 million to implement these actions along with other items related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002. See Item 9A, “Controls and Procedures,” in our Annual Report on Form 10-K/A for the year ended December 31, 2003, and Item 4, “Controls and Procedures,” in our Quarterly Reports on Form 10-Q/A for the quarterly periods ended March 31, 2004 and June 30, 2004 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 for a more detailed discussion of our disclosure controls and procedures.

A discussion of the material risks to us as a result of the restatement and reclassifications as well as the material weakness and significant deficiencies discussed above is included on page S-8 of this prospectus supplement and in our Annual Report on Form 10-K/A for the year ended December 31, 2003 under Item 1, “Business—Risk Factors,” our Quarterly Reports on Form 10-Q/A for the quarterly periods ended March 31, 2004 and June 30, 2004 under Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors” and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 under Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors.”

Concurrent Offering of Common Stock

Concurrent with this offering of Series C Preferred Stock, we are offering 3,750,000 shares of our common stock at a public offering price of $23.00 per share, for an aggregate public offering price of approximately $86.3 million, plus up to an additional 562,500 shares of our common stock for an additional aggregate public offering price of approximately $12.9 million, if the underwriters for that offering exercise their over-allotment option. This offering of Series C Preferred Stock is subject to the completion of the concurrent common stock offering, and that offering is subject to the completion of this Series C Preferred Stock offering.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series C Preferred Stock, see “Description of the Series C Preferred Stock” in this prospectus supplement.

Issuer	Impac Mortgage Holdings, Inc.

Securities Offered	4,000,000 shares of 9.125% Series C Cumulative Redeemable Preferred Stock (4,300,000 shares if the underwriters’ over-allotment option is exercised in full).

Dividends

Investors will be entitled to receive cumulative cash dividends on the Series C Preferred Stock at a rate of 9.125% per year of the $25.00 liquidation preference (equivalent to $2.28125 per year per share). Beginning on December 31, 2004, dividends on the Series C Preferred Stock will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, or if not a business day, the prior preceding business day. Dividends paid to investors on the Series C Preferred Stock will be cumulative from November 23, 2004. The first dividend we pay on December 31, 2004 will be for less than a full quarter and will be $0.24080 per share.

Liquidation Distribution

If we liquidate, dissolve or wind up, holders of the Series C Preferred Stock will have the right to receive the sum of (a) $25.00 per share, (b) the premium described under “Description of the Series C Preferred Stock—Liquidation Distribution” and (c) accrued and unpaid dividends (whether or not declared) to the date of payment, before any payments are made to the holders of our common stock and any other series of our preferred stock that we may issue ranking junior to the Series C Preferred Stock as to liquidation rights. The rights of the holders of the Series C Preferred Stock to receive their liquidation distribution will be subject to the proportionate rights of each other series or class of our preferred stock ranking on parity with the Series C Preferred Stock that we may issue, including our 9.375% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”).

Maturity

The Series C Preferred Stock has no maturity date and we are not required to redeem the Series C Preferred Stock. Accordingly, the Series C Preferred Stock will remain outstanding indefinitely, unless we decide to redeem it.

Optional Redemption

We may not redeem the Series C Preferred Stock prior to November 23, 2009, except in limited circumstances to preserve our status as a REIT. On or after November 23, 2009, we may, at our option, redeem the Series C Preferred Stock, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to and including the redemption date.

Ranking

The Series C Preferred Stock will rank senior to our common stock and on parity with our Series B Preferred Stock with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up.

Voting Rights

Holders of the Series C Preferred Stock will generally have no voting rights. However, if dividends on any outstanding Series C Preferred Stock have not been paid for six or more quarterly periods (whether or not consecutive), holders of the Series C Preferred Stock, voting separately as a class with the holders of any other classes or series of our preferred stock ranking on parity with the Series C Preferred Stock that are entitled to similar voting rights, which includes the Series B Preferred Stock, will be entitled to elect two additional directors to the Company’s board of directors to serve until all unpaid dividends have been paid or declared and set apart for payment, provided that any such directors, if elected, must not cause us to violate the corporate governance requirement of the NYSE that listed companies must have a majority of independent directors. In addition, the affirmative vote of holders of at least two-thirds of the outstanding shares of Series C Preferred Stock will be required to (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series C Preferred Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal any of the provisions of our charter so as to materially and adversely affect the Series C Preferred Stock, provided that any increase or decrease in the amount of the authorized preferred stock, including the Series C Preferred Stock, or the creation or issuance of any additional Series C Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on parity with or junior to the Series C Preferred Stock that we may issue with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up, shall be deemed to not materially and adversely affect such terms of the Series C Preferred Stock; or (c) enter into, approve, or otherwise facilitate a binding share exchange or reclassification involving the Series C Preferred Stock that materially and adversely affects the Series C Preferred Stock or a consolidation, merger or similar transaction unless in the case of a binding share exchange, reclassification, consolidation, merger or other similar transactions the shares of Series C Preferred Stock remain outstanding and materially unchanged or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption of the Series C Preferred Stock that are not individually or in the aggregate materially less favorable to the holders of the Series C Preferred Stock.

Listing

We have applied to list the Series C Preferred Stock on the NYSE under the symbol “IMH PrC.” We expect that trading on the NYSE will commence within 30 days after the initial delivery of the Series C Preferred Stock on the settlement date.

Settlement Date	Delivery of the shares of Series C Preferred Stock will be made against payment therefor on or about November 23, 2004.

Form	The Series C Preferred Stock will be maintained in book-entry form registered in the name of the nominee of The Depository Trust Company (“DTC”), except under limited circumstances.

No Conversion	The Series C Preferred Stock is not convertible into or exchangeable for any other of our property or securities.

Further Issuances

We may from time to time, without the consent of the holders of the Series C Preferred Stock, issue additional shares of preferred stock having the same liquidation preference and other terms as the Series C Preferred Stock except for the issue price and issue date. See “Description of the Series C Preferred Stock—Further Issuances” beginning on page S-14 of this prospectus supplement.

Restrictions on Ownership

In order to ensure that we remain a qualified REIT for federal income tax purposes, no person may own more than 9.5% of the number or value of our outstanding shares of capital stock, with some exceptions. See “Description of Capital Stock—Repurchase of Shares and Restrictions on Transfer” in the accompanying prospectus.

Use of Proceeds

The net proceeds from the offering will be approximately $96.7 million (approximately $104.0 million if the underwriters’ over-allotment option is exercised in full). We intend to use the net proceeds from this offering and the concurrent offering of common stock for general corporate purposes.

Risk Factors

See “Risk Factors” below and beginning on page 2 of the accompanying prospectus, and the other information contained herein for a discussion of factors you should carefully consider before deciding to invest in the Series C Preferred Stock.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	See “Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends” on page S-11 of this prospectus supplement.

RISK FACTORS

An investment in our Series C Preferred Stock involves a number of risks. Before making an investment decision to purchase our Series C Preferred Stock, you should carefully consider all of the risks described in this prospectus supplement and the risks described under “Risk Factors” beginning on page 2 of the accompanying prospectus, as well as the other information contained in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the value of our Series C Preferred Stock could decline significantly and you may lose all or part of your investment.

We face risks related to our recent accounting restatements.

The restatement of our consolidated financial statements may lead to litigation claims and/or regulatory proceedings against us. The defense of any such claims or proceedings may cause the diversion of management’s attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor. Any litigation or regulatory proceeding, even if resolved in our favor, could cause us to incur significant legal and other expenses. We also may have difficulty raising equity capital or obtaining other financing, such as lines of credit or otherwise. We may not be able to effectuate our current operating strategy, including the ability to originate, acquire or securitize mortgage loans for retention or sale at projected levels. Our external auditors continuously reassess their relationship with us, and our restatement or any failure to correct a material weakness or significant deficiency may adversely impact a reassessment. As a result, we may be subject to the resignation of our external auditors which may, among other things, cause a delay in the preparation of our financial statements and increase expenditures related to the retention of new external auditors and the lead time required to become familiar with our operations. The process of retaining new external auditors may limit our access to the capital markets for an extended period of time. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatement and negative reactions from our stockholders, creditors or others with which we do business. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline and could result in a delisting of our securities from the NYSE.

If we fail to maintain an effective system of internal and disclosure controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting which would harm our business and the trading price of our securities.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We have in the past discovered, and may in the future discover, areas of our disclosure and internal controls that need improvement.

As previously noted, we have taken steps to address the material weakness and significant deficiencies that our external auditors noted in a letter to management and our audit committee dated August 16, 2004. We cannot be certain that our efforts to improve our internal and disclosure controls will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to develop or maintain effective controls or difficulties encountered in their implementation or other effective improvement of our internal and disclosure controls could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to adequately establish or improve our internal controls over financial reporting, our external auditors will not be able to issue an unqualified opinion on the effectiveness of our internal controls over financial reporting. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities and could result in regulatory proceedings against us by, among others, the SEC.

Our external auditors have not given us any assurances that the steps we have taken and are taking to enhance our internal controls over financial reporting will rectify the material weakness and significant deficiencies described above, and neither the delivery by them of their audit report on our restated financial statement nor their consent to the inclusion of their report in our registration statement should be construed as any such assurance.

The Series C Preferred Stock is a new issuance and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares; the Series C Preferred Stock has no stated maturity date.

The shares of Series C Preferred Stock are a new issue of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We have applied to list the Series C Preferred Stock on the NYSE under the symbol “IMH PrC.” We expect that trading on the NYSE will commence within 30 days after the initial delivery of the Series C Preferred Stock. An active trading market on the NYSE for the shares of Series C Preferred Stock, however, may not develop or, even if it develops, may not last, in which case the trading price of the shares of Series C Preferred Stock could be adversely affected and your ability to transfer your shares of Series C Preferred Stock will be limited. We have been advised by the underwriters that they intend to make a market in the Series C Preferred Stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

Numerous factors affect the trading price of the Series C Preferred Stock.

If an active trading market does develop on the NYSE, the shares of Series C Preferred Stock may trade at prices higher or lower than their initial offering price. The trading price of our Series C Preferred Stock may depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	additional issuances of other series or classes of preferred stock;

•	general economic conditions; and

•	our financial condition, performance and prospects.

The Series C Preferred Stock is subordinated to existing and future debt.

As of September 30, 2004, our total indebtedness was approximately $19.3 billion, and we may incur additional debt through the issuance of CMO borrowings or borrowings under our reverse repurchase agreements to acquire additional mortgages. Payment of amounts due on our Series C Preferred Stock will be subordinated to all of our existing and future debt and will be structurally subordinated to the payment of dividends on preferred stock, if any, issued by our subsidiaries. In addition, we may issue additional Series C Preferred Stock and/or shares of another class or series of preferred stock ranking on parity with the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. These factors may affect the trading price of the Series C Preferred Stock.

The Series C Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series C Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of our Series C Preferred Stock. In addition, we may elect in the future to obtain a rating of our Series C Preferred Stock, which could adversely impact the market price of our Series C Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings, and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if, in its judgment, circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of our Series C Preferred Stock.

USE OF PROCEEDS

The net proceeds from the offering will be approximately $96.7 million (approximately $104.0 million if the underwriters’ over-allotment option is exercised in full) after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us. The net proceeds from the concurrent offering of common stock will be approximately $81.8 million, or approximately $94.1 million if the underwriters’ over-allotment option is exercised in full, after payment of our estimated expenses related to the common stock offering and underwriting discounts and commissions. We intend to use the net proceeds of this offering and the concurrent offering of common stock for general corporate purposes.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table displays our ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown (1)(2):

	For the nine months ended September 30, 2004		For the year ended December 31,
			2003		2002		2001		2000		1999
			(as restated, all periods)
Ratio of earnings to combined fixed charges and preferred stock dividends	1.55	x	1.73	x(3)	1.33	x(3)	—	(4)	—	(4)	1.04	x

(1)	Earnings used in computing the ratio of earnings to combined fixed charges and preferred stock dividends consist of net earnings before income taxes plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expense deemed to represent the interest factor.
(2)	Ratio of earnings to fixed charges and preferred stock dividends has been restated to reflect accounting restatements and reclassifications for prior periods. In addition, prior to the consolidation of IFC on July 1, 2003, the method used to calculate the ratio of earnings to fixed charges and preferred stock dividends reflects the consolidated net earnings of IMH less net earnings of IFC plus dividend distributions from IFC to IMH.
(3)	No preferred stock dividends were paid during this period.
(4)	Earnings were insufficient to cover fixed charges during this period. The amount of the deficiency for the years ended December 31, 2001 and 2000 was $12.8 million and $78.9 million, respectively.

SELECTED FINANCIAL DATA

(in thousands, except per share data and operating data)

The selected consolidated financial data set forth below is derived from our audited financial statements for each of the fiscal years in the five-year period ended December 31, 2003, as restated. The financial data for the nine months ended September 30, 2004 and 2003 is derived from our unaudited consolidated financial statements, as restated. The results of operations for the nine months ended September 30, 2004 may not be indicative of results to be expected for any future period. The following selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the three-year period ended December 31, 2003 included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003 and for the nine months ended September 30, 2004 and 2003 included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which are incorporated by reference into the accompanying prospectus.

	For the nine months ended September 30,		For the year ended December 31,
	2004	2003	2003(1)	2002	2001	2000	1999
		(as restated)	(as restated, all periods)
Statement of Operations Data:
Net interest income:
Interest income	$505,921	$273,442	$386,741	$230,267	$141,563	$119,277	$106,884
Interest expense	251,850	152,183	209,009	127,801	108,183	124,071	89,396

Net interest income (expense)	254,071	121,259	177,732	102,466	33,380	(4,794)	17,488
Provision for loan losses	24,778	21,363	24,853	19,848	16,813	18,839	5,547

Net interest income (expense) after loan loss provision	229,293	99,896	152,879	82,618	16,567	(23,633)	11,941

Non-interest income:
Gain on sale of loans	8,552	25,216	39,022	—	—	—	—
Equity in net earnings of IFC	—	11,537	11,537	11,299	19,499	24,461	15,727
Mark-to-market gain (loss)—derivative instruments	(43,175)	(15,018)	(16,021)	(50,502)	(33,391)	238	—
Recoveries and gain on sale of investment securities	5,474	7,080	9,078	—	312	—	93
Other income	6,060	680	917	2,864	4,983	3,857	2,056

Total non-interest income (loss)	(23,089)	29,495	44,533	(36,339)	(8,597)	28,556	17,876

Non-interest expense:
Personnel expense	43,747	12,027	25,250	1,856	1,192	652	473
General and administrative and other expenses	24,712	10,887	21,256	2,883	3,355	3,339	2,750
Write-down on securities available-for-sale	—	180	298	1,039	2,217	53,576	2,118
(Gain) loss on disposition of real estate owned	(3,569)	(1,076)	(2,632)	154	(1,931)	1,814	2,159

Total non-interest expense	64,890	22,018	44,172	5,932	4,833	59,381	7,500

Earnings (loss) before extraordinary item and cumulative effect of change in accounting principle	141,314	107,373	153,240	40,347	3,137	(54,458)	22,317
Extraordinary item	—	—	—	—	(1,006)	—	—
Cumulative effect of change in accounting principle	—	—	—	—	(4,313)	—	—

Net earnings (loss) before income taxes	141,314	107,373	153,240	40,347	(2,182)	(54,458)	22,317
Income taxes	(1,955)	5,844	4,261	—	—	—	—

Net earnings (loss)	$143,269	$101,529	$148,979	$40,347	$(2,182)	$(54,458)	$22,317

Net earnings (loss) per share before extraordinary item, income taxes and cumulative effect of change in accounting principle:
Basic	$2.18	$2.04	$2.94	$1.01	$0.07	$(2.71)	$0.83

Diluted	$2.14	$2.00	$2.88	$0.99	$0.11	$(2.71)	$0.76

Net earnings (loss) per share:
Basic	$2.18	$2.04	$2.94	$1.01	$(0.16)	$(2.71)	$0.83

Diluted	$2.14	$2.00	$2.88	$0.99	$(0.16)	$(2.71)	$0.76

Dividends per share	$2.15	$1.50	$2.05	$1.76	$0.69	$0.36	$0.48

	As of September 30, 2004	As of December 31,
		2003(1)	2002	2001	2000	1999
		(as restated, all periods)
Balance Sheet Data:
Mortgages held-for-investment and CMO collateral	$18,428,071	$9,291,828	$5,177,444	$2,224,413	$1,367,573	$1,293,580
Finance receivables	587,096	630,030	664,021	300,571	138,406	129,752
Mortgages held-for-sale	742,684	397,618	—	—	—	—
Investment in and advances to IFC(1)	—	—	531,032	210,134	304,578	107,639
Total assets	20,244,415	10,577,957	6,540,339	2,842,677	1,884,489	1,663,536
CMO borrowings	17,196,685	8,489,853	5,019,934	2,139,818	1,277,161	838,924
Reverse repurchase agreements	2,120,834	1,568,807	1,168,029	469,491	398,653	539,687
Total liabilities	19,458,247	10,105,170	6,256,814	2,646,847	1,706,274	1,424,692
Total stockholders’ equity	786,168	472,787	283,525	195,830	178,214	238,844

(1)	On July 1, 2003, IMH purchased 100% of the outstanding shares of common stock of IFC. The purchase of IFC’s common stock combined with IMH’s ownership of 100% of IFC’s preferred stock resulted in the consolidation of IFC. Prior to July 1, 2003, IFC was a non-consolidated subsidiary of IMH and 99% of the net earnings of IFC were reflected in IMH’s financial statements as “Equity in net earnings of IFC.”

	As of and for the nine months ended September 30,		As of and for the year ended December 31,
	2004	2003	2003(1)	2002	2001	2000	1999
Operating Data (in millions):
Mortgage acquisitions and originations for the year or period	$15,852	$6,408	$9,525	$5,945	$3,204	$2,113	$1,672
Master servicing portfolio at period-end	25,399	12,093	13,919	8,694	5,569	4,043	2,879

DESCRIPTION OF THE SERIES C PREFERRED STOCK

This description of the particular terms of the Series C Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description reference is hereby made.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to issue shares of preferred stock and to classify and reclassify any unissued shares of preferred stock into one or more classes or series of stock. The preferred stock may be issued from time to time with such designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as shall be determined by the board of directors. See “Description of Capital Stock” in the accompanying prospectus. Our board of directors has adopted articles supplementary to our charter establishing the number and fixing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of a series of our preferred stock classified as 9.125% Series C Cumulative Redeemable Preferred Stock. Our board of directors has authorized up to 5,500,000 shares of Series C Preferred Stock. This offering relates to 4,000,000 shares of Series C Preferred Stock. The Series C Preferred Stock is a series of our preferred stock.

We have applied to list the Series C Preferred Stock on the NYSE under the symbol “IMH PrC.” We expect that trading on the NYSE will commence within 30 days after the initial delivery of the Series C Preferred Stock.

The completion of this offering of Series C Preferred Stock is conditioned upon the consummation of the concurrent offering of common stock.

The following summary of the terms and provisions of the Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter and the articles supplementary creating the Series C Preferred Stock, which have been included as exhibits to documents filed with the Securities and Exchange Commission.

Further Issuances

We may from time to time, without the consent of the holders of the Series C Preferred Stock, issue additional shares of Series C Preferred Stock having the same ranking and the same liquidation preference and other terms as the Series C Preferred Stock except for the issue price and issue date. Any such additional shares of Series C Preferred Stock will, together with the shares offered hereby, constitute a single class of preferred stock under our charter and will vote together on limited matters under the charter as set forth below under “Voting Rights.”

Ranking

Our board of directors has classified 2,500,000 shares of our preferred stock as Series A Junior Participating Preferred Stock and 7,500,000 shares of our preferred stock as Series B Preferred Stock. As of the date of this prospectus supplement, no shares of Series A Junior Participating Preferred Stock are issued and outstanding, and 2,000,000 shares of Series B Preferred Stock are issued and outstanding. After filing the Articles Supplementary for the Series C Preferred Stock, there will be 2,000,000 shares of our preferred stock classified as Series B Preferred Stock and 5,500,000 shares of our preferred stock classified as Series C Preferred Stock. The Series C Preferred Stock will rank senior to our common stock and the Series A Junior Participating Preferred Stock and on a parity with our Series B Preferred Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up.

Dividends

Holders of shares of the Series C Preferred Stock shall be entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.125% per annum of the $25.00 liquidation preference (equivalent to $2.28125 per share). Such dividends shall be cumulative from November 23, 2004, and shall be payable to investors quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the prior preceding business day (each, a “Dividend Payment Date”). The first dividend, which will be paid on December 31, 2004, will be for less than a full quarter and will be $0.24080 per share. Such dividend and any dividend payable on the Series C Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by our board of directors for the payment of dividends that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

No dividends on shares of Series C Preferred Stock shall be declared by us or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Series C Preferred Stock will accrue whether or not current payment of dividends is prohibited, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series C Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

Except as set forth in the next paragraph, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period: (i) no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series C Preferred Stock as to the payment of distributions and the distribution of assets upon liquidation) shall be declared or paid or set aside for payment; (ii) no distribution shall be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Series C Preferred Stock as to the payment of distributions and the distribution of assets upon liquidation; and (iii) no shares of our common stock or preferred stock that we may issue ranking junior to or on parity with the Series C Preferred Stock as to the payment of distributions and the distribution of assets upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or in exchange for our other capital stock that we may issue ranking junior to the Series C Preferred Stock as to the payment of distributions and the distribution of assets upon liquidation and except for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock designed to ensure that we remain qualified as a REIT for federal income tax purposes).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series C Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to payment of dividends with the Series C Preferred Stock, all dividends declared upon the Series C Preferred Stock and any series of preferred stock ranking on a parity as to payment of dividends with the Series C Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.

Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Holders of shares of the Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series C Preferred Stock as provided above.

Liquidation Distribution

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series C Preferred Stock are entitled to be paid out of our assets that are legally available for distribution to our stockholders the sum of (a) the liquidation preference of $25.00 per share, (b) the applicable premium per share (expressed in dollar amount) as set forth in the table below during the twelve-month period beginning on November 23 of each year and (c) an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of our common stock or any series of our preferred stock that we may issue that ranks junior to the Series C Preferred Stock as to liquidation rights.

Year	Applicable Premium
2004	$2.00
2005	$1.75
2006	$1.50
2007	$1.00
2008	$0.50
2009 and thereafter	$0.00

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series C Preferred Stock in the distribution of assets, then the holders of the Series C Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series C Preferred Stock will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions, including the applicable premium, if any, to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Redemption

The Series C Preferred Stock is not redeemable prior to November 23, 2009. However, in order to ensure that we continue to qualify as a REIT for federal income tax purposes, Series C Preferred Stock will be subject to the provisions of our charter which limit the amount of capital stock that may be owned by a stockholder, which under certain circumstances could result in the automatic transfer of shares of Series C Preferred Stock held in violation of the ownership limits to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. See “Description of Capital Stock—Repurchase of Shares and Restrictions on Transfer” in the accompanying prospectus.

On and after November 23, 2009, we, at our option and upon not less than 30 nor more than 60 days’ written notice, may redeem shares of the Series C Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided below, when the redemption date falls after the Dividend Record Date and before the corresponding Dividend Payment Date), without interest. Holders of Series C Preferred Stock to be redeemed shall surrender such Series C Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series C Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series C Preferred Stock is to be redeemed, the Series C Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us.

Unless full cumulative dividends on all shares of Series C Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and we shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock (except in exchange for our capital stock ranking junior to the Series C Preferred Stock as to the payment of distributions and the distribution of assets upon liquidation); provided, however, that the foregoing shall not prevent such action by our board of directors or its designees pursuant to our charter to ensure that we remain qualified as a REIT for federal income tax purposes or the purchase or acquisition by us of shares of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock.

Notice of redemption will be mailed by us, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series C Preferred Stock to be redeemed;

•	the place or places where the Series C Preferred Stock is to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date.

If less than all of the Series C Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed. Immediately prior to any redemption of Series C Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series C Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Voting Rights

Holders of the Series C Preferred Stock will not have any voting rights, except as set forth below.

Whenever dividends on any shares of Series C Preferred Stock or any series of preferred stock ranking on a parity as to the payment of dividends with the Series C Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive (or a “Preferred Dividend Default”), the holders of such shares of Series C Preferred Stock (voting separately as a class with all other series of our preferred stock ranking on a parity with the Series C Preferred Stock as to the payment of distributions and the distribution of assets upon liquidation (or “Parity Preferred”) upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional members of our board of directors (or “Preferred Stock Directors”), provided that any such directors, if elected, shall not cause us to violate the corporate governance requirement of the NYSE that listed companies must have a majority of independent directors, and the number of directors on the board of directors shall increase by two, at a special meeting called by the holders of record of at least 20% of the Series C Preferred Stock or any other series of Parity Preferred so in arrears, unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders in which event such election shall be held at such next annual or special meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series C Preferred Stock and any series of preferred stock ranking on a parity as to the payment of dividends with the Series C Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

If and when all accumulated dividends and the dividend for the then current dividend period on the Series C Preferred Stock and any series of preferred stock ranking on a parity as to the payment of dividends with the Series C Preferred Stock shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall decrease by two. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series C Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by the written consent of the Preferred Stock Directors remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

So long as any shares of Series C Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of Parity Preferred that we may issue upon which like voting rights have been conferred and are exercisable), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to the Series C Preferred Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal any of the provisions of our charter so as to materially and adversely affect any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series C Preferred Stock, provided that any increase or decrease in the amount of the authorized preferred stock (subject to the limit that the number of authorized shares of preferred stock shall not be decreased below the number issued and outstanding at such time), including the Series C Preferred Stock (subject to the limit that the number of authorized shares of Series C Preferred Stock shall not be decreased below the number issued and outstanding at such time), or the creation or issuance of any additional Series C Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series C Preferred Stock that we may issue with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up, shall be deemed not to materially and adversely affect such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption; or (c) enter into, approve, or otherwise facilitate a binding share exchange or reclassification involving the Series C Preferred Stock that materially and adversely affects any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series C Preferred Stock or a consolidation, merger or similar transaction unless in the case of a binding share exchange, reclassification, consolidation, merger or other similar transactions the shares of Series C Preferred Stock remain outstanding with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption materially unchanged or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series C Preferred Stock that are not individually or in the aggregate materially less favorable to the holders of the Series C Preferred Stock than the preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series C Preferred Stock as described herein.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion

The Series C Preferred Stock is not convertible into or exchangeable for any of our property or securities.

Restrictions on Ownership

For information regarding restrictions on ownership of the Series C Preferred Stock, see “Description of Capital Stock—Repurchase of Shares and Restrictions on Transfer” in the accompanying prospectus.

Transfer Agent

The transfer agent, registrar and dividend disbursing agent for the Series C Preferred Stock will be American Stock Transfer & Trust Company, New York, New York.

Book-Entry System

The shares of Series C Preferred Stock offered hereby will be issued in the form of one or more fully-registered securities in the name of the nominee for DTC.

DTC has advised us and the underwriters that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

DTC holds securities of institutions that have accounts with it or its participants. Through its maintenance of an electronic book-entry system, DTC facilitates the clearance and settlement of securities transactions among its participants and eliminates the need to deliver securities certificates physically. DTC’s participants include securities brokers and dealers, including the underwriters of this offering, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. DTC is owned by a number of its participants and by the NYSE, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Purchases of Series C Preferred Stock under the DTC system must be made through participants, which will receive a credit for the Series C Preferred Stock on DTC’s records. The beneficial ownership interest of each purchaser of Series C Preferred Stock will be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations of the transaction, as well as periodic statements of their holdings, from the participants through which they entered into the transaction. Transfers of ownership interests in the Series C Preferred Stock are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, shares of Series C Preferred Stock deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of Series C Preferred Stock with DTC and its registration in the name of Cede & Co., do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Series C Preferred Stock. DTC’s records reflect only the identity of the direct participants to whose accounts such Series C Preferred Stock is credited, which may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Series C Preferred Stock may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Series C Preferred Stock, such as redemptions, tenders, defaults and proposed amendments to the terms of the Series C Preferred Stock. Beneficial owners of Series C Preferred Stock may wish to ascertain that the nominee holding the Series C Preferred Stock for their benefit has agreed to obtain and transmit notices to beneficial owners.

So long as DTC is the registered holder, redemption notices will be sent to DTC. If less than all of the Series C Preferred Stock within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to Series C Preferred Stock unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts Series C Preferred Stock is credited on the record date.

Redemption proceeds, distributions and dividend payments on the Series C Preferred Stock will be made to Cede & Co. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, on a payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices.

Payments will be the responsibility of participants and not of DTC, us or the underwriters, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC and disbursement of payments to the beneficial owners will be the responsibility of participants.

DTC may discontinue providing its services as depository with respect to the Series C Preferred Stock at any time by giving us reasonable notice. Under such circumstances, in the event that a successor depository is not obtained, Series C Preferred Stock certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Series C Preferred Stock certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

FEDERAL INCOME TAX CONSIDERATIONS

The following supplements the discussion contained in the accompanying prospectus under the heading “Federal Income Tax Considerations,” which discussion (to the extent not inconsistent with the following) is incorporated in its entirety in this prospectus supplement. The discussions contained under the headings herein are intended to supplement, where applicable, the discussions contained in the corresponding headings of the accompanying prospectus.

Taxation of Holders of Series C Preferred Stock

Distributions

Unless you are a tax-exempt entity, distributions that we make to you will be taxable to you to the extent those distributions are treated as having been made out of our current and accumulated earnings and profits, as computed for federal income tax purposes. If our aggregate distributions for a taxable year exceed our current and accumulated earnings and profits, such current and accumulated earnings and profits will be allocated first to the distributions we make with respect to the Series C Preferred Stock. We anticipate, therefore, that distributions we make with respect to the Series C Preferred stock will be taxable to you.

Although dividends paid by “C” corporations to a non-corporate stockholder are generally eligible for taxation at the rate applicable to net capital gain, dividends we pay, other than those designated as capital gain dividends, as described under “Federal Income Tax Considerations—Taxation of U.S. Stockholders” in the accompanying prospectus, or dividends attributable to dividends we receive from a “C” corporation, such as our taxable REIT subsidiary, will not be eligible for this treatment.

Redemptions

If we redeem all or a portion of the Series C Preferred Stock, under Section 302 of the Code, such redemption will (to the extent of our current and accumulated earnings and profits) be treated as a dividend, which, as discussed above, will generally be taxable at ordinary income tax rates, unless the redemption satisfies one or more of the tests set forth in Section 302(b) of the Code that enable the redemption to be treated as a sale or exchange of the redeemed Series C Preferred Stock. A redemption will satisfy such tests if it: (i) is “substantially disproportionate” with respect to the stockholder; (ii) results in a “complete termination” of the stockholder’s stock interest in us; or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Series C Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their tax advisors to determine such tax treatment.

If a redemption of the Series C Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such redeemed Series C Preferred Stock would, in that case, be transferred to the holder’s remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely.

UNDERWRITING

We and the underwriters for this offering named below have entered into an underwriting agreement concerning the shares of Series C Preferred Stock being offered hereby. The underwriters’ obligations are several and not joint, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of Series C Preferred Stock set forth opposite its name below.

Underwriters	Number of Shares
Bear, Stearns & Co. Inc.	1,920,000
Stifel, Nicolaus & Company, Incorporated	1,360,000
RBC Dain Rauscher Inc.	720,000

Total	4,000,000

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the shares of Series C Preferred Stock being offered if any shares are purchased, other than those shares covered by the over-allotment option described below.

We have granted the underwriters an option to purchase up to an additional 300,000 shares of Series C Preferred Stock to be sold in this offering at the public offering price, less the underwriting discounts and commissions described on the cover page of this prospectus supplement. The underwriters may exercise this option solely to cover over-allotments, if any. This option may be exercised, in whole or in part, at any time within the 30-day period after the date of this prospectus supplement. To the extent the option is exercised, the underwriters will be severally committed, subject to certain conditions, to purchase the additional shares of Series C Preferred Stock in proportion to their respective commitments as indicated in the table above.

The following table provides information regarding the per share and total underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 300,000 shares of Series C Preferred Stock.

	Per Share	Total
		Without Over-Allotment	With Over-Allotment
Underwriting discounts and commissions payable by us	$0.7875	$3,150,000	$3,386,250

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $150,000.

The underwriters propose to offer the Series C Preferred Stock directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession not to exceed $0.50 per share. The underwriters may allow, and such selected dealers may reallow, a concession not to exceed $0.45 per share. The shares of Series C Preferred Stock will be available for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for purchase of the shares in whole or in part. After the commencement of this offering, the underwriters may change the public offering price and other selling terms.

The completion of this offering of Series C Preferred Stock is conditioned upon the consummation of the concurrent offering of common stock. The underwriters for the concurrent offering of our common stock are

UBS Securities LLC, Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., JMP Securities LLC and Roth Capital Partners LLC.

We have agreed not to sell or transfer any shares of Series C Preferred Stock or to engage in certain hedging transactions with respect to the Series C Preferred Stock for a period of 30 days after the date of this prospectus supplement without first obtaining the written consent of Bear, Stearns & Co. Inc. on behalf of the underwriters, except in certain circumstances.

We have agreed in the underwriting agreement to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

The Series C Preferred Stock is a new issue of securities and, prior to the Series C Preferred Stock being accepted for listing on the NYSE, there will be no established trading market for the Series C Preferred Stock. We anticipate the NYSE will authorize, upon official notice of issuance, the listing of the Series C Preferred Stock under the symbol “IMH PrC.” We expect that trading on the NYSE will commence within 30 days after the initial delivery of the Series C Preferred Stock. In order to meet the requirements for listing the Series C Preferred Stock on the NYSE, the underwriters have undertaken to sell: (i) Series C Preferred Stock to ensure a minimum of 100 beneficial holders with a minimum of 100,000 shares of Series C Preferred Stock outstanding; and (ii) sufficient Series C Preferred Stock so that following this offering, the Series C Preferred Stock has a minimum aggregate market value of $2 million. The underwriters have advised us that prior to the commencement of listing on the NYSE they intend to make a market in the Series C Preferred Stock, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series C Preferred Stock.

In order to facilitate this offering of the Series C Preferred Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Series C Preferred Stock in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

The underwriters may over-allot the Series C Preferred Stock in connection with this offering, creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in this offering. A short position may involve either “covered” short sales or “naked” short sales. Covered short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares of Series C Preferred Stock as described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares from us through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series C Preferred Stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Accordingly, to cover a short sales position or to stabilize the market price of the Series C Preferred Stock, the underwriters may bid for, and purchase, shares of Series C Preferred Stock in the open market. These transactions may be effected on the NYSE or otherwise. Additionally, the representative, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of the Series C Preferred Stock may have the effect of raising or maintaining the market price of the Series C Preferred Stock or preventing or mitigating a decline in the market price of the Series C Preferred Stock. As a result, the price of the Series C Preferred Stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may discontinue any of these activities at any time.

From time to time, the underwriters and/or their affiliates have in the past performed, and may in the future continue to perform, investment banking and general financing services to us, for which they have in the past received, or may in the future receive, customary compensation.

LEGAL MATTERS

The validity of the shares of Series C Preferred Stock will be passed upon for us by Kirkpatrick & Lockhart LLP, Los Angeles, California. McKee Nelson LLP, Washington, D.C., is providing the legal opinions referred to under “Federal Income Tax Considerations” on page S-21 of this prospectus supplement and beginning on page 30 of the accompanying prospectus. The validity of the shares of Series C Preferred Stock offered hereby will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. With respect to all matters of Maryland law, Sullivan & Cromwell LLP will rely upon the legal opinion of Kirkpatrick & Lockhart LLP.

EXPERTS

The restated consolidated financial statements of Impac Mortgage Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in the accompanying prospectus and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference therein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report includes an explanatory paragraph which states that Impac Mortgage Holdings, Inc. changed its method of accounting for derivative instruments and hedging activities in 2001 and that Impac Mortgage Holdings, Inc. has restated its consolidated financial statements as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003.

PROSPECTUS

$500,000,000

IMPAC MORTGAGE HOLDINGS, INC.

COMMON STOCK, PREFERRED STOCK,

DEBT SECURITIES, WARRANTS AND UNITS

Impac Mortgage Holdings, Inc. may sell to the public:

•	common stock

•	preferred stock

•	debt securities

•	warrants to purchase common stock

•	warrants to purchase preferred stock

•	warrants to purchase debt securities

•	units

Unless the context otherwise indicates, “common stock” refers to the common stock, par value $0.01 per share, of Impac Mortgage Holdings, Inc. and the associated preferred stock purchase rights issued under our rights agreement, as amended, dated October 7, 1998.

We will provide specific terms of each issuance of these securities in supplements to this prospectus. We urge you to read this prospectus and any accompanying prospectus supplement, which will describe the specific terms of the common stock, the preferred stock, the debt securities, the warrants and the units carefully before you make your investment decision.

We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

Our common stock is listed on the New York Stock Exchange under the symbol “IMH.”

An investment in the securities being offered involves significant risks.

See “ Risk Factors” beginning on page 2.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2004.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. The information in this prospectus and any prospectus supplement is accurate only as of the date such information is presented.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $500,000,000 (or its equivalent in foreign or composite currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other specific considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

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WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information from issuers, including us, that file such documents electronically with the SEC. Our common stock is listed and traded on the New York Stock Exchange. These reports, proxy statements and other information are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we filed with the SEC. The full registration statement can be obtained from the SEC as indicated above, or directly from us, as indicated below.

The SEC allows us to “incorporate by reference” the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (File No. 1-14100) under the Securities Exchange Act of 1934 (the “Exchange Act”), and these documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as filed on March 28, 2003, including those portions incorporated by reference therein of our definitive proxy materials on Schedule 14A as filed on April 25, 2003;

•	Our Quarterly Reports on Form 10-Q for each quarter ended March 31, 2003, June 30, 2003 and September 30, 2003, as filed on May 2, 2003, August 4, 2003 and November 5, 2003, respectively;

•	Our Current Reports on Form 8-K filed on January 31, 2003, February 20, 2003, February 21, 2003, May 7, 2003, June 12, 2003, July 15, 2003, December 5, 2003 and December 18, 2003;

•	The description of our common stock contained in our registration statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description; and

•	The description of our preferred share purchase rights in our registration statement Form 8-A, including all amendments and reports filed for the purpose of updating such description.

We incorporate by reference the documents listed above and any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we file a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished by us but not filed with the SEC pursuant to Item 9 or Item 12 of Form 8-K.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes the statement. Each statement about the contents of any contracts or other document is qualified in all material respects by reference to such contract or other document. Any statement that is so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus. You may direct your requests to Investor Relations, Impac Mortgage Holdings, Inc., 1401 Dove Street, Suite 100, Newport Beach, CA 92660, or by calling (949) 475-3600.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplements contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, failure to achieve projected earning levels, the timely and successful implementation of strategic initiatives, the ability to generate sufficient liquidity, the ability to access the capital markets, interest rate fluctuations on our assets that differ from those on our liabilities, changes in prepayment rates on our mortgage assets, changes in assumptions regarding estimated loan losses or interest rates, the availability of financing and, if available, the terms of any financing, changes in estimations of acquisition, origination and resale pricing of mortgages, changes in markets which we serve, including the market for Alt-A mortgages, and changes in general market and economic conditions and other factors described in this prospectus. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the accompanying prospectus and under “Business—Risk Factors” in our Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors” in our Quarterly Report on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

We encourage you to read this prospectus and any accompanying prospectus supplements, as well as the information that is incorporated by reference in this prospectus and any accompanying prospectus supplements, in their entireties. You should carefully consider the risk factors set forth in the reports referred to above and under “Risk Factors” beginning on page 2 in this prospectus before making an investment decision to purchase our securities.

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SUMMARY

You should read the following summary together with the more detailed information regarding our company and the securities we may offer in this prospectus, and our consolidated financial statements and related notes included or incorporated by reference in this prospectus.

Unless the context otherwise requires, references to “we,” “us,” or the “company” in this prospectus mean Impac Mortgage Holdings, Inc. and its subsidiaries, IMH Assets Corp., Impac Warehouse Lending Group, Inc., Impac Multifamily Capital Corporation, and Impac Funding Corporation (together with its wholly-owned subsidiaries Impac Secured Assets Corp. and Novelle Financial Services, Inc.).

Impac Mortgage Holdings, Inc.

Our company, Impac Mortgage Holdings, Inc., is a mortgage real estate investment trust, or “REIT.” Together with our subsidiaries, we are primarily a nationwide acquirer and originator of non-conforming Alt-A mortgage loans. “Alt-A” mortgage loans consist primarily of mortgage loans that are first lien mortgage loans made to borrowers whose credit is generally within typical Fannie Mae or Freddie Mac guidelines, but that have loan characteristics that make them non-conforming under those guidelines. For instance, the loans may have higher loan-to-value, or “LTV,” ratios than allowable or may have excluded certain documentation or verifications. Therefore, in making our credit decisions, we are more reliant upon the borrower’s credit scores and the adequacy of the underlying collateral. We also provide warehouse and repurchase financing to originators of mortgage loans. Our goal is to generate consistent reliable income for distribution to our stockholders, primarily from the earnings of our core businesses.

We operate three core businesses: our long-term investment operations, our mortgage operations, and our warehouse lending operations.

Our long-term investment operations invests primarily in adjustable and fixed rate Alt-A mortgage loans that are acquired and originated by the mortgage operations and small balance, multi-family mortgages originated by IMCC. This business primarily generates income based on the excess of the interest it earns on its investment portfolio and the expense associated with its borrowings against its investment portfolio. Our investments in adjustable and fixed rate Alt-A mortgage loans and multi-family mortgage loans are financed with collateralized mortgage obligations, or “CMO,” proceeds from the sale of capital stock and cash. Our mortgage operations acquires, originates, sells and securitizes primarily adjustable and fixed rate Alt-A mortgage loans and, to a lesser extent, B/C mortgage loans. B/C mortgages are residential mortgages made to borrowers with lower credit ratings than borrowers of Alt-A mortgages and are normally subject to higher rates of loss and delinquency than Alt-A mortgages. Our mortgage operations generates income by securitizing and selling loans to permanent investors, including our long-term investment operations and, to a lesser extent, revenue from fees associated with mortgage servicing rights, master servicing agreements and interest income earned in mortgages held-for-sale. Our mortgage operations uses warehouse facilities provided by the warehouse lending operations to finance the acquisition and origination of mortgage loans. Our warehouse operations provides short-term financing to mortgage loan originators, including our mortgage operations, by funding mortgage loans from their closing date until they are sold to pre-approved investors. Our warehouse lending operations earns fees, from warehouse transactions as well as net interest income from the difference between its cost of borrowings and the interest earned on warehouse advances. Generally, we seek to acquire the non-conforming Alt-A mortgage loans funded with facilities provided by our warehouse lending operations, which provides synergies with our long-term investment operations and mortgage operations.

Our principal executive offices are located at 1401 Dove Street, Newport Beach, California 92660. Our telephone number is (949) 475-3600. Our corporate website address is http://www.impaccompanies.com. Information contained on our website is not part of this document.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described below and other information contained or incorporated by reference in this prospectus before making an investment decision. In addition, the prospectus supplement applicable to each type or series of securities we offer may contain a discussion of risks applicable to the particular type of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the risk factors in this prospectus in addition to the specific risk factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all other information contained in the prospectus supplement or appearing in, or incorporated by reference in, this prospectus.

Risks Related To Our Businesses

A prolonged economic downturn or recession would likely result in a reduction of our mortgage origination activity which would adversely affect our financial results.

The United States economy has undergone and may in the future, undergo, a period of slowdown, which some observers view as a recession. An economic downturn or a recession may have a significant adverse impact on our operations and our financial condition. For example, a reduction in new mortgages will adversely affect our ability to expand our mortgage portfolio, our principal means of increasing our earnings. In addition, a decline in new mortgage activity will likely result in reduced activity for our warehouse lending operations and our long-term investment operations. In the case of our mortgage operations, a decline in mortgage activity may result in fewer loans that meet its criteria for purchase and securitization or sale, thus resulting in a reduction in interest income and fees and gain on sale of loans. We may also experience larger than previously reported losses on our investment portfolio due to a higher level of defaults or foreclosures on our mortgages.

If we are unable to generate sufficient liquidity we will be unable to conduct our operations as planned.

If we cannot generate sufficient liquidity, we will be unable to continue to grow our operations, grow our asset base, maintain our current hedging policy and pay dividends. We have traditionally derived our liquidity from four primary sources:

•	financing facilities provided to us by others to acquire or originate mortgage assets;

•	whole loan sales and securitizations of acquired or originated mortgages;

•	our issuance of equity and debt securities;

•	excess cash flow from our CMO portfolio; and

•	earnings from operations.

We cannot assure you that any of these alternatives will be available to us, or if available, that we will be able to negotiate favorable terms. Our ability to meet our long-term liquidity requirements is subject to the renewal of our credit and repurchase facilities and/or obtaining other sources of financing, including additional debt or equity from time to time. Any decision by our lenders and/or investors to make additional funds available to us in the future will depend upon a number of factors, such as our compliance with the terms of our existing credit arrangements, our financial performance, industry and market trends in our various businesses, the lenders’ and/or investors’ own resources and policies concerning loans and investments, and the relative attractiveness of alternative investment or lending opportunities. If we cannot raise cash by selling debt or equity securities, we may be forced to sell our assets at unfavorable prices or discontinue various business activities. Our inability to access the capital markets could have a negative impact on our earnings growth and also our ability to pay dividends.

Any significant margin calls under our financing facilities would adversely affect our liquidity and may adversely affect our financial results.

Prior to the fourth quarter of 1998, we generally had no difficulty in obtaining favorable financing facilities or in selling acquired mortgages. However, during the fourth quarter of 1998, the mortgage industry experienced substantial turmoil as a result of a lack of liquidity in the secondary markets. At that time, investors expressed unwillingness to purchase interests in securitizations due, in part, to:

•	the lack of financing to acquire these securitization interests;

•	the widening of returns expected by institutional investors on securitization interests over the prevailing Treasury rate; and

•	market uncertainty.

As a result, many mortgage originators, including us, were unable to access the securitization market on favorable terms. This resulted in some companies declaring bankruptcy. Originators, like us, were required to sell loans on a whole loan basis and liquidate holdings of mortgage-backed securities to repay short-term borrowings. However, the large amount of mortgages available for sale on a whole loan basis affected the pricing offered for these mortgages, which in turn reduced the value of the collateral underlying the financing facilities. Therefore, many providers of financing facilities initiated margin calls. Margin calls resulted when our lenders evaluated the market value of the collateral securing our financing facilities and required us to provide them with additional equity or collateral to secure our borrowings.

Our financing facilities were short-term borrowings and due to the turmoil in the mortgage industry during the latter part of 1998 many traditional providers of financing facilities were unwilling to provide facilities on favorable terms, or at all. Our current financing facilities continue to be short-term borrowings and we expect this to continue. If we cannot renew or replace maturing borrowings, we may have to sell, on a whole loan basis, the loans securing these facilities, which, depending upon market conditions, may result in substantial losses.

We incurred losses for fiscal years 1997, 1998 and 2000 and may incur losses in the future.

During the year ended December 31, 2000 we experienced a net loss of $54.2 million. The net loss incurred during 2000 included accounting charges of $68.9 million. The accounting charges were the result of write-downs of non-performing investment securities secured by mortgages and additional increases in the provision for loan losses to provide for the deterioration of the performance of collateral supporting specific investment securities. During the year ended December 31, 1998 we experienced a net loss of $5.9 million primarily as the mortgage industry experienced substantial turmoil as a result of a lack of liquidity in the secondary markets, which caused us to sell mortgages at losses to meet margin calls on our financing facilities. During the year ended December 31, 1997 we experienced a net loss of $16.0 million. The net loss incurred during 1997 included an accounting charge of $44.4 million that was the result of expenses related to the termination and buyout of our management agreement with Imperial Credit Advisors, Inc. We cannot be certain that revenues will remain at current levels or improve or that we will be profitable in the future, which could prevent us from effectuating our business strategy.

If we are unable to complete securitizations or if we experience delayed mortgage loan sales or securitization closings, we could face a liquidity shortage which would adversely affect our operating results.

We rely significantly upon securitizations to generate cash proceeds to repay borrowings and replenish our borrowing capacity. If there is a delay in a securitization closing or any reduction in our ability to complete securitizations we may be required to utilize other sources of financing, which, if available at all, may be on unfavorable terms. In addition, delays in closing a mortgage sales or securitizations of our mortgages increase our risk by exposing us to credit and interest rate risks for this extended period of time. Furthermore, gains on sales from certain of our securitizations represent a significant portion of our earnings. Several factors could affect our ability to complete securitizations of our mortgages, including:

•	conditions in the securities and secondary markets;

•	credit quality of the mortgages acquired or originated through our mortgage operations;

•	volume of our mortgage loan acquisitions and originations;

•	our ability to obtain credit enhancements; and

•	lack of investors purchasing higher risk components of the securities.

If we are unable to sell a sufficient number of mortgages at a premium or profitably securitize a significant number of our mortgages in a particular financial reporting period, then we could experience lower income or a loss for that period, which could have a material adverse affect on our operations. We cannot assure you that we will be able to continue to profitably securitize or sell our loans on a whole loan basis, or at all.

The market for first loss risk securities, which are securities that take the first loss when mortgages are not paid by the borrowers, is generally limited. In connection with our REMIC securitizations, we endeavor to sell all securities subjecting us to a first loss risk. If we cannot sell these securities, we may be required to hold them for an extended period, subjecting us to a first loss risk.

Our borrowings and use of substantial leverage may cause losses.

Our use of collateralized mortgage obligations may expose our operations to credit losses.

To grow our investment portfolio, we borrow a substantial portion of the market value of substantially all of our investments in mortgages in the form of CMOs. Historically, we have borrowed approximately 98% of the market value of such investments. There are no limitations on the amount we may borrow, other than the aggregate value of the underlying mortgages. We currently use CMOs as financing vehicles to increase our leverage, since mortgages held for CMO collateral are retained for investment rather than sold in a secondary market transaction.

Retaining mortgages as collateral for CMOs exposes our operations to greater credit losses than does the use of other securitization techniques that are treated as sales because as the equity holder in the security, we are allocated losses from the liquidation of defaulted loans first prior to any other security holder. Although our liability under a collateralized mortgage obligation is limited to the collateral used to create the collateralized mortgage obligation, we generally are required to make a cash equity investment to fund collateral in excess of the amount of the securities issued in order to obtain the appropriate credit ratings for the securities being sold, and therefore obtain the lowest interest rate available, on the CMOs. If we experience greater credit losses than expected on the pool of loans subject to the CMO, the value of our equity investment will decrease and we would have to increase the allowance for loan losses on our financial statements.

If we default under our financing facilities or if the value of collateral is less than the amount borrowed, we may be forced to liquidate the collateral at prices less than the amount borrowed.

If we default under our financing facilities, our lenders could force us to liquidate the collateral. If the value of the collateral is less than the amount borrowed, we could be required to pay the difference in cash. Furthermore, if we default under one facility, it would generally cause a default under our other facilities. If we were to declare bankruptcy, some of our reverse repurchase agreements may obtain special treatment and our creditors would then be allowed to liquidate the collateral without any delay. On the other hand, if a lender with whom we have a reverse repurchase agreement declares bankruptcy, we might experience difficulty repurchasing our collateral, or enforcing our claim for damages, and it is possible that our claim could be repudiated and we could be treated as an unsecured creditor. If this occurs, our claims would be subject to significant delay and we may receive substantially less than our actual damages or nothing at all.

If we are forced to liquidate, we may have few unpledged assets for distribution to unsecured creditors.

We have pledged a substantial portion of our assets to secure the repayment of CMOs issued in securitizations and our financing facilities. We will also pledge substantially all of our current and future mortgages to secure borrowings pending their securitization or sale. The cash flows we receive from our investments that have not yet been distributed or pledged or used to acquire mortgages or other investments may be the only unpledged assets available to our unsecured creditors if we were liquidated.

Interest rate fluctuations may adversely affect our operating results.

Our operations, as a mortgage loan acquirer and originator or a warehouse lender, may be adversely affected by rising and falling interest rates. Interest rates have been low over the past few years; however any increase in interest rates may discourage potential borrowers from refinancing mortgages, borrowing to purchase homes or seeking second mortgages. This may decrease the amount of mortgages available to be acquired or originated by our mortgage operations and decrease the demand for warehouse financing provided by our warehouse lending operations, which could adversely affect our operating results. If short-term interest rates exceed long-term interest rates, there is a higher risk of increased loan prepayments, as borrowers may seek to refinance their fixed and adjustable rate mortgages at lower long-term fixed interest rates. Increased loan prepayments could lead to a reduction in the number of loans in our investment portfolio and reduce our net interest income.

We are subject to the risk of rising mortgage interest rates between the time we commit to purchase mortgages at a fixed price through the issuance of individual, bulk or other rate-locks and the time we sell or securitize those mortgages. An increase in interest rates will generally result in a decrease in the market value of mortgages that we have committed to purchase at a fixed price, but have not been sold or securitized or have not been properly hedged. As a result, we may record a smaller gain, or even a loss, upon the sale or securitization of those mortgages.

We may experience losses if our liabilities re-price at different rates than our assets.

Our principal source of revenue is net interest income or net interest spread from our investment portfolio, which is the difference between the interest we earn on our interest earning assets and the interest we pay on our interest bearing liabilities. The rates we pay on our borrowings are independent of the rates we earn on our assets and may be subject to more frequent periodic rate adjustments. Therefore, we could experience a decrease in net interest income or a net interest loss because the interest rates on our borrowings could increase faster than the interest rates on our assets. If our net interest spread becomes negative, we will be paying more interest on our borrowings than we will be earning on our assets and we will be exposed to a risk of loss.

Additionally, the rates paid on our borrowings and the rates received on our assets may be based upon different indices. If the index used to determine the rate on our borrowings, typically one-month LIBOR, increases faster than the indices used to determine the rates on our assets, such as six-month LIBOR or the prime rate, we will experience a declining net interest spread, which will have a negative effect on our profitability, and may result in losses.

An increase in our adjustable interest rate borrowings may decrease the net interest margin on our adjustable rate mortgages.

Our mortgage portfolio includes mortgages that are six-month LIBOR hybrids. These are mortgages with fixed interest rates for an initial period of time, after which they begin bearing interest based upon short-term interest rate indices and adjust periodically. We generally fund mortgages with adjustable interest rate borrowings having interest rates that are indexed to short-term interest rates and adjust periodically at various intervals. To the extent that there is an increase in the interest rate index used to determine our adjustable interest rate borrowings and that increase is not offset by a corresponding increase in the rates at which interest accrues on our assets or by various interest rate hedges that we have in place at any given time, our net interest margin will decrease or become negative. We may suffer a net interest loss on our adjustable rate mortgages that have interest rate caps if the interest rates on our related borrowings increase.

Adjustable rate mortgages typically have interest rate caps, which limit interest rates charged to the borrower during any given period. Our borrowings are not subject to similar restrictions. As a result, in a period of rapidly increasing interest rates, the interest rates we pay on our borrowings could increase without limitation, while the interest rates we earn on our adjustable rate mortgage assets would be capped. If this occurs, our net interest spread could be significantly reduced or we could suffer a net interest loss.

Increased levels of early prepayments of mortgages may accelerate our expenses and decrease our net income.

Mortgage prepayments generally increase on our adjustable rate mortgages when fixed mortgage interest rates fall below the then-current interest rates on outstanding adjustable rate mortgages. Prepayments on mortgages are also affected by the terms and credit grades of the mortgages, conditions in the housing and financial markets and general economic conditions. If we acquire mortgages at a premium and they are subsequently repaid, we must expense the unamortized premium at the time of the prepayment. We could possibly lose the opportunity to earn interest at a higher rate over the expected life of the mortgage. Also, if prepayments on mortgages increase when interest rates are declining, our net interest income may decrease if we cannot reinvest the prepayments in mortgage assets bearing comparable rates.

We generally acquire mortgages on a servicing released basis, meaning we acquire both the mortgages and the rights to service them. This strategy requires us to pay a higher purchase price or premium for the mortgages. If the mortgages that we acquire at a premium prepay faster than originally projected, generally accepted accounting principles require us to write down the remaining capitalized premium amounts at a faster speed than was originally projected, which would decrease our current net interest income.

We may be subject to losses on mortgages for which we do not obtain credit enhancements.

We do not obtain credit enhancements such as mortgage pool or special hazard insurance for all of our mortgages and investments. Generally, we require mortgage insurance on any mortgage with a loan-to-value ratio greater than 80%. During the time we hold mortgages for investment, we are subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance. If a borrower defaults on a mortgage that we hold, we bear the risk of loss of principal to the extent there is any deficiency between the value of the related mortgaged property and the amount owing on the mortgage loan and any insurance proceeds available to us through the mortgage insurer. In addition, since defaulted mortgages, which under our financing arrangements are mortgages that are generally 60 to 90 days delinquent in payments, may be considered negligible collateral under our borrowing arrangements, we could bear the risk of being required to own these loans without the use of borrowed funds until they are ultimately liquidated or possibly sold at a loss.

Our mortgage products expose us to greater credit risks.

We are an acquirer and originator of Alt-A mortgages, B/C mortgages and multi-family mortgages. These are mortgages that generally may not qualify for purchase by government-sponsored agencies such as Fannie Mae and Freddie Mac. Our operations may be negatively affected due to our investments in these mortgages. Credit risks associated with these mortgages may be greater than those associated with conforming mortgages. The interest rates we charge on these mortgages are often higher than those charged for conforming loans in order to compensate for the higher risk and lower liquidity. Lower levels of liquidity may cause us to hold loans or other mortgage-related assets supported by these loans that we otherwise would not hold. By doing this, we assume the potential risk of increased delinquency rates and/or credit losses as well as interest rate risk. Additionally, the combination of different underwriting criteria and higher rates of interest leads to greater risk, including higher prepayment rates and higher delinquency rates and/or credit losses.

Lending to our type of borrowers may expose us to a higher risk of delinquencies, foreclosures and losses.

Our market includes borrowers who may be unable to obtain mortgage financing from conventional mortgage sources. Mortgages made to such borrowers generally entail a higher risk of delinquency and higher losses than mortgages made to borrowers who utilize conventional mortgage sources. Delinquency, foreclosures and losses generally increase during economic slowdowns or recessions. The actual risk of delinquencies, foreclosures and losses on mortgages made to our borrowers could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general.

Further, any material decline in real estate values increases the loan-to-value ratios of mortgages previously made by us, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. Any sustained period of increased delinquencies, foreclosures or losses after the mortgages are sold could adversely affect the pricing of our future loan sales and our ability to sell or securitize our mortgages in the future. In the past, certain of these factors have caused revenues and net income of many participants in the mortgage industry, including us, to fluctuate from quarter to quarter.

Our use of second mortgages exposes us to greater credit risks.

Our security interest in the property securing second mortgages is subordinated to the interest of the first mortgage holder and the second mortgages have a higher combined loan-to-value ratio than does the first mortgage. If the value of the property is equal to or less than the amount needed to repay the borrower’s obligation to the first mortgage holder upon foreclosure, our second mortgage loan will not be repaid.

The geographic concentration of our mortgages increases our exposure to risks in those areas.

We do not set limitations on the percentage of our mortgage asset portfolio composed of properties located in any one area (whether by state, zip code or other geographic measure). Concentration in any one area increases our exposure to the economic and natural hazard risks associated with that area. Historically, a majority of our mortgage acquisitions and originations by the mortgage operations, mortgages held for investment by our long term investment operations and loans financed by our warehouse lending operations were secured by properties in California and, to a lesser extent, Florida. For instance, certain parts of California have experienced an economic downturn in past years and California and Florida have suffered the effects of certain natural hazards. Declines in those residential real estate markets may reduce the values of the properties collateralizing the mortgages, increase foreclosures and losses and have material adverse effect on our results of operations or financial condition.

Furthermore, if borrowers are not insured for natural disasters, which are typically not covered by standard hazard insurance policies, then they may not be able to repair the property or may stop paying their mortgages if the property is damaged. This would cause increased foreclosures and decrease our ability to recover losses on properties affected by such disasters. This would have a material adverse effect on our results of operations or financial condition.

Representations and warranties made by us in our loan sales and securitizations may subject us to liability.

In connection with our securitizations, we transfer mortgages acquired and originated by us into a trust in exchange for cash and, in the case of a CMO, residual certificates issued by the trust. The trustee will have recourse to us with respect to the breach of the standard representations and warranties made by us at the time such mortgages are transferred. While we generally have recourse to our customers for any such breaches, there can be no assurance of our customers’ abilities to honor their respective obligations. Also, we engage in bulk whole loan sales pursuant to agreements that generally provide for recourse by the purchaser against us in the event of a breach of one of our representations or warranties, any fraud or misrepresentation during the mortgage origination process, or upon early default on such mortgage. We generally limit the potential remedies of such purchasers to the potential remedies we receive from the customers from whom we acquired or originated the mortgages. However, in some cases, the remedies available to a purchaser of mortgages from us may be broader than those available to us against the sellers of the mortgages and should a purchaser enforce its remedies against us, we may not always be able to enforce whatever remedies we have against our customers. Furthermore, if we discover, prior to the sale or transfer of a loan, that there is any fraud or misrepresentation with respect to the mortgage and the originator fails to repurchase the mortgage, then we may not be able to sell the mortgage or we may have to sell the mortgage at a discount.

In the ordinary course of our business, we are subject to claims made against us by borrowers and trustees in our securitizations arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of our employees, officers and agents (including our appraisers), incomplete documentation and our failure to comply with various laws and regulations applicable to our business. Any claims asserted against us may result in legal expenses or liabilities that could have a material adverse effect on our results of operations or financial condition.

A substantial interruption in our use of iDASLg2 may adversely affect our level of mortgage loan acquisitions and originations.

We utilize the Internet in our business principally for the implementation of our automated mortgage origination program, iDASLg2, which stands for the second generation of Impac Direct Access System for Lending. iDASLg2 allows our customers to pre-qualify borrowers for various mortgage programs based on criteria requested from the borrower and renders an automated underwriting decision by issuing an approval of the mortgage loan or a referral for further review or additional information. Substantially, all of our correspondents submit mortgages through iDASLg2 and all wholesale mortgages delivered by mortgage brokers are directly underwritten through the use of iDASLg2. iDASLg2 may be interrupted if the Internet experiences periods of poor performance, if our computer systems or the systems of our third-party service providers contain defects, or if customers are reluctant to use or have inadequate connectivity to the Internet. Increased government regulation of the Internet could also adversely affect our use of the Internet in unanticipated ways and discourage our customers from using our services. If our ability to use the Internet in providing our services is impaired, our ability to originate or acquire mortgages on an automated basis could be delayed or reduced. Furthermore, we rely on a third party hosting company in connection with the use of iDASLg2. If the third party hosting company fails for any reason, and adequate back-up is not implemented in a timely manner, it may delay and reduce those mortgage acquisitions and originations done through iDASLg2. Any substantial delay and reduction in our mortgage acquisitions and originations will reduce our net earnings for the applicable period.

We are subject to risks of operational failure that are beyond our control.

Substantially all of our operations are located in Newport Beach, California and San Diego, California. Our systems and operations are vulnerable to damage and interruption from fire, flood, telecommunications failure, break-ins, earthquake and similar events. Our operations may also be interrupted by power disruptions, including rolling black-outs implemented in California due to power shortages. We do not maintain alternative power sources. Furthermore, our security mechanisms may be inadequate to prevent security breaches to our computer systems, including from computer viruses, electronic break-ins and similar disruptions. Such security breaches or operational failures could expose us to liability, impair our operations, result in losses, and harm our reputation.

Competition for mortgages is intense and may adversely affect our operations.

We compete in acquiring and originating Alt-A, B/C and multi-family mortgages and issuing mortgage-backed securities with other mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers, insurance companies, other lenders, and other entities purchasing mortgage assets.

We also face intense competition from Internet-based lending companies where entry barriers are relatively low. Some of our competitors are much larger than we are, have better name recognition than we do, and have far greater financial and other resources. Government-sponsored entities, in particular Fannie Mae and Freddie Mac, are also expanding their participation in the Alt-A mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage over us that allows them to price mortgages at lower rates than we are able to offer. This phenomenon may seriously destabilize the Alt-A mortgage industry. In addition, if as a result of what may be less-conservative, risk-adjusted pricing, these government-sponsored entities experience significantly higher-than-expected losses, it would likely adversely affect overall investor perception of the Alt-A and B/C mortgage industry because the losses would be made public due to the reporting obligations of these entities.

The intense competition in the Alt-A, B/C and multi-family mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current retail and wholesale structure and information systems to compete effectively. Our inability to continue enhancing our current Internet capabilities, or to adapt to other technological changes in the industry, could have a material adverse effect on our business, financial condition, liquidity and results of operations.

The need to maintain mortgage loan volume in this competitive environment creates a risk of price competition in the Alt-A, B/C and multi-family mortgage industry. Competition in the industry can take many forms, including interest rates and costs of a loan, less stringent underwriting standards, convenience in obtaining a loan, customer service, amount and term of a loan and marketing and distribution channels. Price competition would lower the interest rates that we are able to charge borrowers, which would lower our interest income. Price-cutting or discounting reduces profits and will depress earnings if sustained for any length of time. If our competition uses less stringent underwriting standards we will be pressured to do so as well, resulting in greater loan risk without being able to price for that greater risk. Our competitors may lower their underwriting standards to increase their market share. If we do not relax underwriting standards in the face of competition, we may lose market share. Increased competition may also reduce the volume of our loan originations and acquisitions. Any increase in these pricing and credit pressures could have a material adverse effect on our business, financial condition, liquidity and results of operations.

We are exposed to potential credit losses in providing warehouse financing.

As a warehouse lender, we lend money to mortgage bankers on a secured basis and we are subject to the risks associated with lending to mortgage bankers, including the risks of fraud, borrower default and bankruptcy, any of which could result in credit losses for us. The fraud risk includes use of nonexistent loans that could result in the loss of all sums we have advanced to the borrower. Also, our claims as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay.

If actual prepayments or defaults with respect to mortgages serviced occurs more quickly than originally assumed, the value of our mortgage servicing rights would be subject to downward adjustment.

When we purchase mortgages that include the associated servicing rights, the allocated cost of the servicing rights is reflected on our financial statements as mortgage servicing rights. To determine the fair value of these servicing rights, we use assumptions to estimate future net servicing income including projected discount rates, mortgage loan prepayments and credit losses. If actual prepayments or defaults with respect to loans serviced occur more quickly than we originally assumed, we would have to reduce the carrying value of our mortgage servicing rights. We do not know if our assumptions will prove correct.

Our operating results may be adversely affected by the results of our hedging activities.

To offset the risks associated with our mortgage operations, we enter into transactions designed to hedge our interest rate risks. To offset the risks associated with our long-term investment operations, we attempt to match the interest rate sensitivities of our adjustable rate mortgage assets held for investment with the associated financing liabilities. Our management determines the nature and quantity of the hedging transactions based on various factors, including market conditions and the expected volume of mortgage loan purchases. We do not limit management’s use of certain instruments in such hedging transactions. While we believe that we properly hedge our interest rate risk, we may not, and in some cases will not, be permitted to use hedge accounting as established by FASB under the provisions of SFAS 133 to account for our hedging activities. The effect of our hedging strategy may result in some volatility in our quarterly earnings as interest rates go up or down. It is possible that there will be periods during which we will incur losses on hedging activities. In addition, if the counter parties to our hedging transactions are unable to perform according to the terms of the contracts, we may incur losses. While we believe we prudently hedge our interest rate risk, our hedging transactions may not offset the risk of adverse changes in net interest margins.

A reduction in the demand for our loan products may adversely affect our operations.

The availability of sufficient mortgages meeting our criteria is dependent in part upon the size and level of activity in the residential real estate lending market and, in particular, the demand for residential mortgages, which is affected by:

•	interest rates;

•	national economic conditions;

•	residential property values; and

•	regulatory and tax developments.

If our mortgage purchases decrease, we will have:

•	decreased economies of scale;

•	higher origination costs per loan;

•	reduced fee income;

•	smaller gains on the sale of non-conforming mortgages; and

•	an insufficient volume of loans to generate securitizations which thereby causes us to accumulate mortgages over a longer period.

Our delinquency ratios and our performance may be adversely affected by the performance of parties who sub-service our mortgages.

We contract with third-party sub-servicers for the sub-servicing of all the mortgages in which we retain servicing rights, including those in our securitizations. Our operations are subject to risks associated with inadequate or untimely servicing. Poor performance by a sub-servicer may result in greater than expected delinquencies and losses on our mortgages. A substantial increase in our delinquency or foreclosure rate could adversely affect our ability to access the capital and secondary markets for our financing needs. Also, with respect to mortgages subject to a securitization, greater delinquencies would adversely impact the value of any interest-only, equity interest, principal-only and subordinated securities we hold in connection with that securitization.

In a securitization, relevant agreements permit us to be terminated as servicer or master servicer under specific conditions described in these agreements, such as the failure of a sub-servicer to perform certain functions within specific time periods. If, as a result of a sub-servicer’s failure to perform adequately, we were terminated as servicer of a securitization, the value of any servicing rights held by us would be adversely affected.

We are a defendant in purported class actions and may not prevail in these matters.

Class action lawsuits and regulatory actions alleging improper marketing practices, abusive loan terms and fees, disclosure violations, improper yield spread premiums and other matters are risks faced by all mortgage originators, particularly those in the Alt-A and B/C market. We are a defendant in six purported class actions, (including an action that was dismissed but as to which there has been a notice of appeal filed) pending in six different states. We have also been put on notice that we may be added as a defendant in a purported class action lawsuit. Six of the seven class actions allege generally that the loan originator improperly charged fees in violation of various state lending or consumer protection laws in connection with mortgages that we acquired. Although the suits are not identical, they generally seek unspecified compensatory damages, punitive damages, pre- and post-judgment interest, costs and expenses and rescission of the mortgages, as well as a return of any improperly collected fees. The other purported class action claims damages for sending out unsolicited faxes and seeks statutory and treble damages. These actions are in the early stages of litigation and, accordingly, it is difficult to predict the outcome of these matters. We believe we have meritorious defenses to the actions and intend to defend against them vigorously; however, an adverse judgment in any of these matters could have a material adverse effect on us.

Regulatory Risks

We may be subject to fines or other penalties based upon the conduct of our independent brokers or correspondents.

The mortgage brokers and correspondents from which we obtain loans have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such liability. Previously, for example, the United States Federal Trade Commission, or “FTC,” entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender; the FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. The United States Justice Department in the past has sought to hold a sub-prime mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage brokers or correspondents.

We are no longer able to rely on the Alternative Mortgage Transactions Parity Act to preempt certain state law restrictions on prepayment penalties, which may cause us to be unable to compete effectively with financial institutions that are exempt from such restrictions on ARMs.

The value of a mortgage depends, in part, upon the expected period of time that the mortgage will be outstanding. If a borrower pays off a mortgage in advance of this expected period, the holder of the mortgage does not realize the full value expected to be received from the mortgage. A prepayment penalty payable by a borrower who repays a mortgage earlier than expected helps discourage such a prepayment or helps offset the reduction in value resulting from the early payoff. Prepayment penalties are an important feature on the mortgages we acquire or originate.

Certain state laws restrict or prohibit prepayment penalties on mortgages. Until July 1, 2003, we had historically relied on the federal Alternative Mortgage Transactions Parity Act, or the “Parity Act,” and related regulations issued by the Office of Thrift Supervision, or “OTS,” to preempt state limitations on prepayment penalties on ARMs. The Parity Act was enacted to extend to financial institutions other than federally chartered depository institutions the federal preemption which federally chartered depository institutions enjoy. However, on September 25, 2002, the OTS issued final regulations that reduce the scope of the Parity Act preemption. The OTS subsequently delayed the effective date of the final regulations until July 1, 2003. The National Home

Equity Mortgage Association, or NHEMA, has filed a lawsuit against the OTS challenging the OTS’s authority to issue the regulations. The court held in favor of the OTS’s authority. NHEMA has appealed this decision. However, pending the appeal, we may not rely on the Parity Act to preempt state restrictions on prepayment penalties. It is possible any appellate decision may again find in favor of the OTS, in which case we will not be able to rely on the Parity Act to preempt state restrictions on prepayment penalties. The permanent elimination of this federal preemption could have a material adverse affect on our ability to compete effectively with financial institutions that will continue to enjoy federal preemption of state restrictions on prepayment penalties on ARMs.

Violation of various federal and state laws may result in losses on our loans.

Applicable state laws generally regulate interest rates and other charges, require certain disclosure, and require licensing of the lender. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of our loans. Mortgage loans are also subject to federal laws, including:

•	the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of the loans;

•	the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

•	the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower’s credit experience;

•	the Depository Institutions Deregulation and Monetary Control Act of 1980, which preempts certain state usury laws; and

•	the Alternative Mortgage Transaction Parity Act of 1982, which preempts certain state lending laws which regulate alternative mortgage transactions.

Violations of certain provisions of these federal and state laws may limit our ability to collect all or part of the principal of or interest on the loans and in addition could subject us trust to damages and administrative enforcement and could result in the mortgagors rescinding the loans whether held by us or subsequent holders of the loans.

Our operations may be adversely affected if we are subject to the Investment Company Act.

We intend to conduct our business at all times so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

In order to qualify for this exemption we must maintain at least 55% of our assets directly in mortgages, qualifying pass-through certificates and certain other qualifying interests in real estate. Our ownership of certain mortgage assets may be limited by the provisions of the Investment Company Act. If the Securities and Exchange Commission adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exception, we could be required to restructure our activities or sell certain of our assets. To insure that we continue to qualify for the exemption we may be required at times to adopt less efficient methods of financing certain of our mortgage assets and we may be precluded from acquiring certain types of higher-yielding mortgage assets. The net effect of these factors will be to lower our net interest income. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described. Our business will be materially and adversely affected if we fail to qualify for this exemption.

New regulatory laws affecting the mortgage industry may increase our costs and decrease our mortgage origination and acquisition.

The regulatory environments in which we operate have an impact on the activities in which we may engage, how the activities may be carried out, and the profitability of those activities. Therefore, changes to laws, regulations or regulatory policies can affect whether and to what extent we are able to operate profitably. For example, recently enacted and proposed local, state and federal legislation targeted at predatory lending could have the unintended consequence of raising the cost or otherwise reducing the availability of mortgage credit for those potential borrowers with less than prime-quality credit histories, thereby resulting in a reduction of otherwise legitimate Alt-A or B/C lending opportunities. Similarly, recently enacted and proposed local, state and federal privacy laws and laws prohibiting or limiting marketing by telephone, facsimile, email and the Internet may limit our ability to cross market and our ability to access potential loan applicants. For example, the recently enacted Can Spam Act of 2003 establishes the first national standards for the sending of commercial email allowing, among other things, unsolicited commercial email provided it contains certain information and an opt-out mechanism. The Can Spam Act also prohibits certain actions such as the sale of an email address obtained through an opt-out request. We cannot provide any assurance that the proposed laws, rules and regulations, or other similar laws, rules or regulations, will not be adopted in the future. Adoption of these laws and regulations could have a material adverse impact on our business by substantially increasing the costs of compliance with a variety of inconsistent federal, state and local rules, or by restricting our ability to charge rates and fees adequate to compensate us for the risk associated with certain loans.

Some states have enacted, or may enact, laws or regulations that prohibit inclusion of some provisions in mortgage loans that have mortgage rates or origination costs in excess of prescribed levels, and require that borrowers be given certain disclosures prior to the consummation of such mortgage loans. Our failure to comply with these laws could subject us to monetary penalties and could result in the borrowers rescinding the mortgage loans, whether held by us or subsequent holders. Lawsuits have been brought in various states making claims against assignees of these loans for violations of state law.

Risks Related To Our Status As A REIT

We may not pay dividends to stockholders.

REIT provisions of the Internal Revenue Code generally require that we annually distribute to our stockholders at least 90% of all of our taxable income. These provisions restrict our ability to retain earnings and thereby renew capital for our business activities. We may decide at a future date to terminate our REIT status, which would cause us to be taxed at the corporate levels and cease paying regular dividends. In addition, for any year that we do not generate taxable income, we are not required to declare and pay dividends to maintain our REIT status. For instance, due to losses incurred in 2000, we did not declare any dividends from September 2000 until September 2001.

To date, a portion of our taxable income and cash flow has been attributable to our receipt of dividend distributions from the mortgage operations. The mortgage operations is not a REIT and is not, therefore, subject to the above-described REIT distribution requirements. Because the mortgage operations is seeking to retain earnings to fund the future growth of our mortgage operations business, its board of directors may decide that the mortgage operations should cease making dividend distributions in the future. This would materially reduce the amount of our taxable income and in turn, would reduce the amount we would be required to distribute as dividends.

If we fail to maintain our REIT status, we may be subject to taxation as a regular corporation.

We believe that we have operated and intend to continue to operate in a manner that enables us to meet the requirements for qualification as a REIT for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT.

Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational and stockholder ownership requirements on a continuing basis.

If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates. We also may be subject to the federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. Failure to qualify as a REIT could adversely affect the value of our common stock.

Potential characterization of distributions or gain on sale as unrelated business taxable income to tax-exempt investors.

If (1) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (2) we are a “pension-held REIT,” (3) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (4) the residual REMIC interests we buy generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in (3), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to Federal income tax as unrelated business taxable income under the Internal Revenue Code.

Classification as a taxable mortgage pool could subject us or certain of our stockholders to increased taxation.

If we have borrowings with two or more maturities and, (1) those borrowings are secured by mortgages or mortgage-backed securities and, (2) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgages or mortgage-backed securities to which such borrowings relate may be classified as a taxable mortgage pool under the Internal Revenue Code. If any part of our Company were to be treated as a taxable mortgage pool, then our REIT status would not be impaired, but a portion of the taxable income we recognize may, under regulations to be issued by the Treasury Department, be characterized as “excess inclusion” income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

•	not be allowed to be offset by a stockholder’s net operating losses;

•	be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

•	be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

•	be taxable (at the highest corporate tax rate) to us, rather than to our stockholders, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

Based on advice of our tax counsel, we take the position that our existing financing arrangements do not create a taxable mortgage pool.

We may be subject to possible adverse consequences as a result of limits on ownership of our shares.

Our charter limits ownership of our capital stock by any single stockholder to 9.5% of our outstanding shares unless waived by the board of directors. Our board of directors may increase the 9.5% ownership limit. In addition, to the extent consistent with the REIT provisions of the Internal Revenue Code, our board of directors may, pursuant to our articles of incorporation, waive the 9.5% ownership limit for a stockholder or purchaser of our stock. In order to waive the 9.5% ownership limit our board of directors must require the stockholder requesting the waiver to provide certain representations to the Company to ensure compliance with the REIT provisions of the Internal Revenue Code. Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or in five or fewer persons, applying certain broad attribution rules of the Internal Revenue Code, owning more than 50% (by value) of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, we:

•	will consider the transfer to be null and void;

•	will not reflect the transaction on our books;

•	may institute legal action to enjoin the transaction;

•	will not pay dividends or other distributions with respect to those shares;

•	will not recognize any voting rights for those shares;

•	may redeem the shares; and

•	will consider the shares held in trust for the benefit of a charitable beneficiary as designated by us.

The trustee shall sell the shares held in trust and the owner of the excess shares will be entitled to the lesser of:

(a)	the price paid by the owner;

(b)	if the owner did not purchase the excess shares, the closing price for the shares on the national securities exchange on which IMH is listed on the day of the event causing the shares to be held in trust; or

(c)	the price received by the trustee from the sale of the shares.

Limitations on acquisition and change in control ownership limit.

The 9.5% ownership limit discussed above may have the effect of precluding acquisition of control of our Company by a third party without consent of our board of directors.

Risks Related To Ownership Of Our Common Stock

Our share prices have been and may continue to be volatile.

Historically, the market price of our common stock has been volatile. The market price of our common stock is likely to continue to be highly volatile and could be significantly affected by factors including:

•	the amount of dividends paid;

•	availability of liquidity in the securitization market;

•	loan sale pricing;

•	margin calls by warehouse lenders or changes in warehouse lending rates;

•	unanticipated fluctuations in our operating results;

•	prepayments on mortgages;

•	valuations of securitization related assets;

•	cost of funds; and

•	general market conditions.

In addition, significant price and volume fluctuations in the stock market have particularly affected the market prices for the common stock of mortgage REIT companies such as ours. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. If our results of operations fail to meet the expectations of securities analysts or investors in a future quarter, the market price of our common stock could also be materially adversely affected and we may experience difficulty in raising capital.

Sales of additional common stock may adversely affect its market price.

To sustain our growth strategy we intend to raise capital through the sale of equity. The sale or the proposed sale of substantial amounts of our common stock in the public market could materially adversely affect the market price of our common stock or other outstanding securities. We do not know the actual or perceived effect of these offerings, the timing of these offerings, the dilution of the book value or earnings per share of our securities then outstanding; and the effect on the market price of our securities then outstanding. In December 2001, we filed a shelf registration statement with the SEC, which allows us to sell up to $300.0 million of securities, including common stock, preferred stock, debt securities and warrants. We may currently sell additional securities worth approximately $21.9 million (gross proceeds) from this shelf registration statement in the future. We have also registered an aggregate of 3,620,069 shares of common stock in connection with our 2001 Stock Option, Deferred Stock and Restricted Stock Plan. As of September 30, 2003, our 1995 Stock Option, Deferred Stock and Restricted Stock Plan had 383,212 shares reserved and available for issuance and that were registered. Furthermore, we are filing this shelf registration statement for a total of $500.0 million, which may be used in connection with offerings of debt securities, common stock, preferred stock, warrants, and/or units for general corporate purposes. The sale of a large amount of shares or the perception that such sales may occur, could adversely affect the market price for our common stock or other outstanding securities.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use the proceeds of any securities sold for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table displays our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (1):

	For the Nine Months Ended September 30, 2003		For the Year Ended December 31,
			2002		2001	2000		1999	1998
Ratio of earnings to fixed charges	1.60x		1.51x		1.29x	—	(3)	1.25x	—	(4)

Ratio of earnings to combined fixed charges and preferred stock dividends	1.60x	(2)	1.51x	(2)	1.28x	—	(3)	1.20x	—	(4)

(1)	Earnings used in computing the ratio of earnings to fixed charges consist of net earnings before income taxes plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expense deemed to represent the interest factor.
(2)	We did not have any preferred stock outstanding during the nine months ended September 30, 2003 and the year ended December 31, 2002.
(3)	Earnings were insufficient to cover fixed charges. The amount of the coverage deficiency for the year ended December 31, 2000 was $54.2 million, which represented our net loss.
(4)	Earnings were insufficient to cover fixed charges. The amount of the coverage deficiency for the year ended December 31, 1998 was $5.9 million, which represented our net loss. There were no preferred stock dividends due or paid during the year ended December 31, 1998.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the common stock, preferred stock, debt securities, warrants to purchase our common stock, preferred stock or debt securities, and units. These summaries are not meant to be complete description of each security and is subject and qualified by reference to Maryland law and our charter and bylaws, copies of which are on file with the Securities and Exchange Commission, and are incorporated by reference herein. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Our stockholder meetings are held annually. Pursuant to our charter, we reserve the right to amend any provision of our charter upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter.

When evaluating our capital stock, you should also refer to provisions of our charter and bylaws. Copies of both are incorporated by reference in this document.

Common Stock

Each share of our common stock is entitled to participate equally in dividends when authorized by our board of directors and in the distribution of our assets upon liquidation. Each share of common stock is entitled to one vote, subject to the provisions of our charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable upon issuance. Shares of common stock have no preference, conversion, exchange, redemption, appraisal, sinking fund, preemptive or cumulative voting rights. Our authorized stock may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Our charter authorizes our board of directors to reclassify any unissued shares of common stock in one or more classes or series of stock.

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer and Trust Company, New York, New York.

Preferred Stock

Our charter authorizes our board of directors to issue shares of preferred stock and to classify or reclassify any unissued shares of preferred stock into one or more classes or series of stock. The preferred stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the board of directors for each class or series of stock subject to the provisions of our charter regarding restrictions on transfer of stock. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further stockholder authorization, unless such authorization is required by applicable law or the rules of the principal national securities exchange on which such stock is listed or admitted to trading.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. They will include:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), if any, period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends, if any, shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any voting rights of the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, or any other class or series of preferred stock, including the conversion price or the manner of calculating the conversion price and conversion period;

•	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to assist us in qualifying as a REIT;

•	all series of preferred stock will rank on a parity with each other unless otherwise specified in the charter and will rank senior to common stock with respect payment of dividends and distribution of assets upon liquidation; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock or preferred stock will be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

Repurchase of Shares and Restrictions on Transfer

Pursuant to our charter, if certain proposed transfers of common stock or other events occur that result in a person owning shares in excess of our ownership limits, then that number of shares of stock actually or constructively owned by that person in violation of the ownership limits will be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee will not acquire any rights in the shares. Shares held by the trustee will constitute issued and outstanding shares of stock. The trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trustee will be paid to the trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividends or distributions paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the trustee, the trustee will have the authority (at the trustee’s sole discretion) (1) to rescind as void any vote cast by an intended transferee prior to our discovery that such shares have been transferred to the trustee and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

Within 20 days of receiving notice from us that shares of stock have been transferred to the trust, the trustee will sell the shares held in the trust to a person designated by the trustee whose ownership of the shares will not violate the ownership restrictions set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows: the intended transferee will receive the lesser of:

•	the price paid by the intended transferee for the shares or, if the intended did not give value for the shares in connection with the event causing the shares to be held in the trust, the market price of the shares on the day of the event causing the shares to be held in the trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

Any net sales proceeds in excess of the amount payable to the intended transferee will be immediately paid to the charitable beneficiary.

In addition, shares of stock held in trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

•	the market price on the date we, or our designee, accept such offer.

We will have the right to accept such offer until the trustee has sold the shares held in the trust. If the shares are sold to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

Market price is defined in our charter as the closing price for shares on a particular date. The closing price on any date shall mean the last sale price for such shares, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, for such shares, in either case as reported on the American Stock Exchange or the principal national securities exchange on which shares are listed or admitted to trading.

All certificates representing shares of common stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code) of all classes or series of our stock, within 30 days after the end of each taxable year, is required to give us written notice stating:

•	the name and address of such owner;

•	the number of shares of each class and series of our stock beneficially owned; and

•	a description of the manner in which the shares are held.

Each owner shall provide us any additional information that we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit.

Maryland Business Combination Act

The Maryland General Corporation Law establishes special requirements for “business combinations” between a Maryland corporation and “interested stockholders” unless exemptions are applicable. An interested stockholder is any person who beneficially owns 10% or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between our company and an interested stockholder unless the board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares, and

•	two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than voting shares held by the interested stockholder or an affiliate of the interested stockholder with whom the business combination is to be effected.

The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of the other stockholders. Two-thirds of the shares eligible to vote must vote in favor of granting the “control shares” voting rights. “Control shares” are shares of stock that, taken together with all other shares of stock the acquirer previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel our board of directors to call a special meeting of stockholders to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders’ meeting.

If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

•	the last control share acquisition; or

•	the meeting where stockholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may obtain rights as objecting stockholders and, thereunder, exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters’ rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

Stockholder Rights Plan

Our board of directors has adopted a stockholder rights plan. Under the rights plan, one right has been issued and is attached to each outstanding share of common stock. Except as set forth below, each right, when it becomes exercisable, entitles the registered holder to purchase from us one one-hundredth of a share of our Series A preferred stock, $0.01 par value per share, at a price of $30.00 per one one-hundredth of a Series A preferred share, subject to adjustment. The rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part and is also available upon request to us. You should read the rights agreement carefully to fully understand the terms of the stockholder rights plan.

Initially, the rights will be attached to all certificates representing common stock then outstanding, and no separate right certificates will be distributed. The rights will become exercisable and separate from the common stock upon the earliest to occur of:

•	10 days after a person has acquired beneficial ownership of 10% or more of our outstanding common stock (unless the offer to acquire the shares is approved by a majority of the board of directors who are not affiliates of the acquiring person); or

•	10 business days (or such later date as our board may determine) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer for 10% or more of our outstanding common stock.

Until the distribution of certificates representing the rights, the rights will be transferred solely with the common stock. From and after the distribution of certificates representing the rights, the shares of common stock issued after this distribution will not be issued with rights. Separate right certificates alone will evidence the rights.

The rights expire on October 19, 2008, unless earlier redeemed by us as described below.

If any person acquires 10% or more of our outstanding common stock in a transaction that has not been approved by a majority of our independent and disinterested board of directors, each holder of a right, other than that person and other related parties, whose rights will automatically become null and void, will be entitled to receive upon exercise of the right the number of shares of common stock, or, in certain circumstances, other securities of Impac Mortgage Holdings, Inc. having a market value (immediately before the triggering event) equal to two times the exercise price of the right.

If at any time after a person acquires 10% or more of our outstanding common stock, (i) Impac Mortgage Holdings, Inc. is acquired in a merger or other business combination transaction in which the holders of all of the outstanding common shares immediately before the consummation of the transaction are not the holders of all of the surviving corporation’s voting power, or (ii) more than 50% of our assets or earning power are sold or transferred, in either case with or to a person who acquires 10% or more of our outstanding common stock, or, if in such transaction all holders of common stock are not treated alike, then each holder of a right (except rights which previously have been voided as described above) shall have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the right.

The purchase price payable, and the number of Series A preferred shares, shares of common stock or other securities issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series A preferred shares, (ii) upon the grant to holders of the Series A preferred shares of certain rights or warrants to subscribe for or purchase Series A preferred shares at a price (or conversion price as the case may be), less than the then current market price of the Series A preferred shares or (iii) upon the distribution to holders of the Series A preferred shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of one one-hundredth of a Series A preferred share issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, before the date on which a person acquires 10% or more of our outstanding common stock.

Series A preferred shares purchasable upon exercise of the rights will not be redeemable. Each Series A preferred share will be entitled to 100 votes on all matters submitted to a vote of our stockholders. Each Series A preferred share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but, if greater, will be entitled to an aggregate dividend per share of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share, plus accrued and unpaid dividends; thereafter, and after the holders of the common stock receive a liquidation payment of $1.00 per share (as adjusted), the holders of the Series A preferred shares and the holders of the common stock will share the remaining assets in the ratio of 100 to 1 (as adjusted) for each Series A preferred share and share of common stock so held, respectively. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of common stock. The rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Series A preferred shares is equivalent to six full quarterly dividends or more (whether or not consecutive), the holders of the Series A preferred shares shall have the right, voting as a class, to elect two directors until all cumulative dividends on the Series A preferred shares have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

With certain exceptions, no adjustment to the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional Series A preferred shares will be issued (other than fractions which are one one-hundredth or integral multiples of one one-hundredth of a Series A preferred share, which may, at our election, be evidenced by depository receipts). Cash will be issued in lieu of fractional shares.

At any time before the earlier to occur of (i) a person acquiring 10% or more of our outstanding common stock, or (ii) the expiration of the rights, we may redeem all but not less than all of the rights at a price of $.0001 per right.

All of the provisions of the rights agreement may be amended by our board of directors prior to the date the rights become exercisable. After the rights become exercisable, the provisions of the rights agreement may be amended by the board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights, or, subject to certain limitations, to shorten or lengthen any time period under the rights agreement.

The rights have anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if the acquisition may be in the interest of our stockholders. Because our board can redeem the rights or approve a permitted offer, the rights will not interfere with a merger or other business combination approved by our board of directors.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock, common stock or debt securities. Warrants may be issued independently or together with any debt securities, preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. That securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific securities warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price or prices of the warrants may be payable;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including (i) in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture, or (ii) in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF DEBT SECURITIES

The following description contains general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. For more information please refer to the senior indenture among a trustee to be selected and us, relating to the issuance of the senior notes, and the subordinated indenture among a trustee to be selected and us, relating to issuance of the subordinated notes. These documents are filed as exhibits to the registration statement, which includes this prospectus.

As used in this prospectus, the term indentures refers to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. As used in this section, the term trustee refers to either the senior trustee or the subordinated trustee, as applicable.

The following are summaries of material provisions of the senior indenture and the subordinated indenture. They do not restate the indentures in their entirety. The indentures are governed by the Trust Indenture Act of 1939, as amended. We urge you to read the indentures applicable to a particular series of debt securities because they, and not this description, define your rights as the holders of the debt securities. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.

General

Each prospectus supplement will describe the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not such series of notes will be issued in global form, the terms and who the depository will be;

•	the maturity date(s);

•	the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record dates for interest payment dates or the method for determining such date(s);

•	the place(s) where payments shall be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price(s) at which, such series of notes may, pursuant to any optional redemption provisions, be redeemed, in whole or in part, at our option or otherwise, and other related terms and provisions;

•	the date(s), if any, on which, and the price(s) at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, such series of notes and other related terms and provisions;

•	the denominations in which such series of notes will be issued, if in other than denominations of $1,000 and any integral multiple thereof;

•	any mandatory or optional sinking fund or similar provisions;

•	the currency or currency units of payment of the principal of, premium, if any, and interest on the notes;

•	any index used to determine the amount of payments of the principal of, premium, if any, and interest on the notes and the manner in which such amounts shall be determined;

•	the terms pursuant to which such notes are subject to defeasance;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare acceleration;

•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture or in the terms relating to permitted consolidations, mergers or sales of assets;

•	the terms and conditions, if any, pursuant to which such notes are secured or guaranteed; and

•	any other terms (which terms shall not be prohibited by the Indenture).

The notes may be issued as original issue discount securities. An original issue discount security is a note, including any zero-coupon note, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

United States federal income tax consequences applicable to notes sold at an original issue discount will be described in the applicable prospectus supplement. In addition, United States federal income tax or other consequences applicable to any notes that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Under the indentures, we will have the ability, in addition to the ability to issue notes with terms different from those of notes previously issued, without the consent of the holders, to reopen a previous issue of a series of notes and issue additional notes of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

Conversion or Exchange Rights

The terms, if any, on which a series of notes may be convertible into or exchangeable for our common stock or other securities will be described in the prospectus supplement relating to that series of notes. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock or other securities to be received by the holders of the series of notes would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the indentures with respect to any series of notes issued:

•	failure to pay interest when due and such failure continues for 90 days and the time for payment has not been extended or deferred;

•	failure to pay the principal (or premium, if any) when due;

•	failure to observe or perform any other covenant contained in the notes or the indentures (other than a covenant specifically relating to another series of notes), and such failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of that series; and

•	certain events of bankruptcy, insolvency or reorganization of Impac Mortgage Holdings, Inc.

If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice in writing to us (and to the trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding:

•	payment of principal, premium, if any, or interest; or

•	certain covenants containing limitations on our ability to pay dividends and make payments on debt securities in certain circumstances.

Any such waiver shall cure such default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	it is not in conflict with any law or the applicable indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute such proceedings as trustee; and

•	the trustee does not institute such proceeding, and does not receive from the holders of a majority in the aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after such notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with certain of the covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to certain matters, including:

•	to fix any ambiguity, defect or inconsistency in such indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we can make the following changes only with the consent of each holder of any outstanding notes affected:

•	extend the fixed maturity of such series of notes;

•	change any of our obligations to pay additional amounts;

•	reduce the principal amount, reduce the rate of or extend the time of payment of interest, or any premium payable upon the redemption of any such notes;

•	reduce the percentage of notes, the holders of which are required to consent to any amendment;

•	reduce the amount of principal of an original issue discount security or any other note payable upon acceleration of the maturity thereof;

•	impair the right to enforce any payment on or with respect to any note;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such note, if applicable;

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated notes;

•	if the notes are secured, change the terms and conditions pursuant to which the notes are secured in a manner adverse to the holders of the secured notes;

•	reduce the percentage in principal amount of outstanding notes of any series, the consent by the holders of such notes is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults;

•	reduce the requirements contained in the applicable indenture for quorum or voting;

•	change currency in which any security or any premium or interest is payable;

•	change any of our obligations to maintain an office or agency in the places and for the purposes required by the indentures; or

•	modify any of the above provisions.

Form, Exchange, and Transfer

The notes of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that notes of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to such series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes of any series will be exchangeable for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, notes may be presented for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed, duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. Unless otherwise provided in the notes to be transferred or exchanged, we will not require a service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent initially designated by us for any notes will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If the notes of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such notes that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any such notes being redeemed in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only such duties as are specifically described in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any notes on any interest payment date will be made to the person in whose name such notes or one or more predecessor securities are registered at the close of business on the regular record date for such interest.

Principal of and any premium and interest on the notes of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in such prospectus supplement, the corporate trust office of the trustee will be required to have an office in New York and will be designated as our sole paying agent for payments with respect to notes of each series. Any other paying agents initially designated by us for the notes of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the notes of a particular series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, and the holder of the security may then look only to us for payment.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock, warrants or debt securities, or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the common stock, preferred stock, warrants and debt securities comprising the units, including whether and under what circumstances comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FEDERAL INCOME TAX CONSIDERATIONS

Based on various factual representations made by us regarding our operations, in the opinion of McKee Nelson LLP, our tax counsel, commencing with our taxable year ended December 31, 1995, we have been and will continue to be organized in conformity with the requirements for qualification as a REIT under the Code, and our method of operating has enabled us, and our proposed method of operating in the future will enable us, to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through our actual operations. McKee Nelson LLP will not review our operations, and no assurance can be given that our actual operations will meet the requirements imposed under the Code. The opinion of McKee Nelson LLP is not binding on the IRS or any court. The opinion of McKee Nelson LLP is based upon existing law, Treasury regulations, currently published administrative positions of the IRS, and judicial decisions, all of which are subject to change either prospectively or retroactively.

The provisions of the Code pertaining to REITs are highly technical and complex. Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. If we fail to qualify during any taxable year as a REIT, unless certain relief provisions are available, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, which could have a material adverse effect upon our stockholders.

The following discussion summarizes the material United States federal income tax consequences that relate to our qualification and taxation as a REIT and that flow from an investment in our stock. No assurance can be given that the conclusions set out below, if challenged by the IRS, would be sustained by a court. This discussion deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax consequences applicable to you if you are subject to special tax rules. For instance, the discussion does not address tax consequences applicable to the following categories of stockholders:

•	dealers or traders in securities;

•	financial institutions;

•	insurance companies;

•	stockholders that hold our stock as a hedge, part of a straddle, transaction or other arrangement involving more than one position; or

•	stockholders whose functional currency is not the United States dollar.

The discussion set out below is intended only as a summary of the material United States federal income tax consequences of our treatment as a REIT and of an investment in our stock. Taxpayers and preparers of tax returns (including returns filed by any partnership or other arrangement) should be aware that under Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, we are not income tax return preparers and we urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax matters discussed below, as well as the application of state, local or foreign tax laws. The statements of United States tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

REIT Qualification Requirement

The following is a brief summary of the material technical requirements imposed by the Code that we must satisfy on an ongoing basis to qualify, and remain qualified, as a REIT.

Stock Ownership Requirements

We must meet the following stock ownership requirements:

(1) our capital stock must be transferable;

(2) our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

(3) no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Code treats some entities as individuals. Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes.

The requirements of items (2) and (3) above did not apply to the first taxable year for which we made an election to be taxed as a REIT. However, these stock ownership requirements must be satisfied in each subsequent taxable year. Our charter imposes restrictions on the transfer of our shares to help us meet the stock ownership requirements. In addition, Treasury regulations require us to demand from the record holders of designated percentages of our capital stock, annual written statements disclosing actual and constructive ownership of our stock. The same regulations require us to maintain permanent records showing the information we have received regarding actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

Asset Requirements

We generally must meet the following asset requirements at the close of each quarter of each taxable year:

(a) at least 75% of the value of our total assets must be “qualified REIT real estate assets” (described below), government securities, cash and cash items;

(b) no more than 25% of the value of our total assets may be securities other than securities in the 75% asset class (for example, government securities and certain mortgage-backed securities);

(c) no more than 20% of the value of our total assets may be securities of one or more Taxable REIT subsidiaries (described below); and

(d) except for securities in the 75% asset class, securities in a Taxable REIT subsidiary or “qualified REIT subsidiary,” and certain partnership interests and debt obligations

(1) no more than 5% of the value of our total assets may be securities of any one issuer,

(2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer; and

(3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

“Qualified REIT real estate assets” means assets of the type described in section 856(c)(5)(B) of the Code, and generally include (among other assets) interests in mortgages on real property and certain mortgage-backed securities, and shares in other REITs.

A “Taxable REIT subsidiary” is a corporation that may earn income that would not be qualifying income if earned directly by the REIT. A REIT may hold up to 100% of the stock in a Taxable REIT subsidiary. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a Taxable REIT subsidiary by jointly filing a Form 8875 with the IRS. A Taxable REIT subsidiary will pay tax at the corporate rates on any income it earns. Moreover, the Code contains rules to ensure contractual arrangements between a Taxable REIT subsidiary and the parent REIT are at arm’s length. We have, together with IFC, filed an election to have IFC treated as our Taxable REIT subsidiary as of January 1, 2001.

If we fail to meet any of the asset tests as of the close of a calendar quarter due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.

Gross Income Requirements

We generally must meet the following gross income requirements for each taxable year:

(a) at least 75% of our gross income must be derived from the real estate sources specified in section 856(c)(3) of the Code, including interest income on obligations secured by mortgages on real property or on interests in real property and gain from the disposition of qualified REIT real estate assets, and “qualified temporary investment income” (generally, income we earn from investing new capital, provided we received or accrued that income within one year of acquiring such new capital); and

(b) at least 95% of our gross income for each taxable year must be derived from sources of income specified in section 856(c)(2) of the Code, which includes the types of gross income described in (a) above, as well as dividends, interest, and gains from the sale of stock or other financial instruments (including interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to reduce interest rate risk with respect to debt incurred or to be incurred to acquire or carry qualified REIT real estate assets) not held for sale in the ordinary course of business.

Distribution Requirements

We generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and net capital gains) and (b) 90% of the net income (after tax, if any) from foreclosure property, minus (2) the sum of certain items of non-cash income. In addition, if we were to recognize “Built in Gain” (as defined below) on disposition of any assets acquired from a C corporation in a transaction in which Built in Gain was not recognized (for instance, assets acquired in a statutory merger), we would be required to distribute at least 90% of the Built in Gain recognized net of the tax we would pay on such gain. “Built in Gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). We do not hold any assets having Built in Gain.

We are not required to distribute our net capital gains. Rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our stockholders will (1) include their proportionate share of the undistributed net capital gains in income, (2) receive a credit for their share of the federal income tax we pay and (3) increase the bases in their stock by the difference between their share of the capital gain and their share of the credit.

Unlike a REIT, a Taxable REIT subsidiary is not subject to a dividend distribution requirement. Our Taxable REIT subsidiary, IFC, is seeking to retain earnings to fund the future growth of our mortgage operations business. We may decide, therefore, that IFC should cease making dividend distributions in the future. This would, as a result, materially reduce the amount of our taxable income and this, in turn, would reduce the amount we would be required to distribute as dividends.

Failure to Qualify

If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to stockholders in these years, nor will the Code require us to make distributions. Further, unless entitled to the relief provisions of the Code, we also will be barred from re-electing REIT status for the four taxable years following the year in which we fail to qualify. We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

Taxation as a REIT

In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our stockholders. We will, however, be subject to federal income tax at regular corporate income tax rates on any undistributed taxable income or capital gain.

Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

•	If we fail to satisfy either the 75% or the 95% gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% gross income test multiplied by a fraction intended to reflect our profitability.

•	We will be subject to a tax of 100% on net income derived from any prohibited transaction which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

•	If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any amount of undistributed ordinary income and capital gain net income from preceding taxable years, we will be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

•	If we acquire a Built in Gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize Built in Gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any such Built in Gain at the highest corporate income tax rate.

•	We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

Taxation of U.S. Stockholders

For purposes of this discussion, a “U.S. Stockholder” is a stockholder who is a “U.S. Person.” A U.S. Person is a person who is:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust prior to such date, and has made an election to continue to be treated as a U.S. person.

Unless you are a tax-exempt entity, distributions that we make to a U.S. Stockholder, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions to our corporate stockholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

Distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, to the extent such distributions do not exceed our actual net capital gain for the taxable year. In the event that we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have. Future Treasury regulations may require you to take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items.

Generally, dividends we declare and pay to non-corporate stockholders will not be eligible for taxation at net capital gain rates, unless they are designated as capital gain dividends or are attributable to our receipt of qualified dividend income (such as distributions we receive from our taxable REIT subsidiary).

Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year, generally are treated as if we had paid, and you had received them on December 31 of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in our stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any long-term capital gain dividends you receive with respect to our stock and (2) your proportionate share of any long-term capital gains that we retain (see the discussion under the caption “Distribution Requirements”).

If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

•	we will not be allowed to designate any distributions as capital gain dividends;

•	distributions to stockholders that are corporations (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction;

•	distributions to non-corporate stockholders (to the extent they are made out of current and accumulated earnings and profits) will be eligible for taxation at the rates applicable to net capital gains;

•	the excess inclusion income rules will not apply to the stockholders; and

•	you will not receive any share of our tax preference items; and

•	dividends that we declare in the last quarter of the calendar year but pay to you in January would not be treated as though we had paid them to you on the immediately preceding December 31.

In this event, however, we could be subject to substantial federal income tax liability as a C corporation, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated.

Information Reporting and Backup Withholding—U.S. Stockholders

For each calendar year, we will report to our U.S. stockholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you:

•	are a corporation or come within another exempt category and demonstrate this fact when required; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

A U.S. stockholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your United States federal income tax liability, provided you furnish the required information to the IRS.

Taxation of Tax-Exempt Entities

The discussion under this heading only applies to you if you are a tax-exempt entity. Subject to the discussion below regarding a pension-held REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (UBTI), provided that:

•	you have not incurred indebtedness to purchase or hold our stock;

•	you do not otherwise use our stock in a trade or business unrelated to your exempt purpose; and

•	we, consistent with our present intent, do not hold a residual interest in a REMIC that gives rise to excess inclusion income as defined under section 860E of the Code.

If all or a portion of our assets were to be treated as a taxable mortgage pool, however, a substantial portion of the dividends you receive may be subject to tax as UBTI.

In addition, a substantial portion of the dividends you receive may constitute UBTI if we are treated as a “pension-held REIT” and you are a “qualified pension trust” that holds more than 10% by value of our stock at any time during a taxable year. For these purposes, a “qualified pension trust” is any pension or other retirement trust that satisfies the requirements imposed under section 401(a) of the Code. We will be treated as a “pension-held REIT” if (1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust’s multiple beneficiaries) and (2) (a) at least one qualified pension trust holds more than 25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) hold in the aggregate more than 50% of our stock by value. Assuming compliance with the ownership limit provisions set forth in our articles of incorporation, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

If you qualify for exemption under sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code, then distributions received by you may also constitute UBTI. We urge you to consult your tax advisors concerning the applicable set aside and reserve requirements.

United States Federal Income Tax Considerations Applicable to Foreign Stockholders

The discussion under this heading only applies to you if you are not a U.S. person (hereinafter, a “foreign stockholder”).

This discussion is only a brief summary of the United States federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

Distributions

Except for distributions attributable to gain from the disposition of real property interests or distributions designated as capital gains dividends, distributions you receive from us generally will be subject to federal withholding tax at the rate of 30%, to the extent of our earnings and profits, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your United States trade or business. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, such as providing Form W-8BEN. If you wish to claim distributions are effectively connected with your United States trade or business, you may need to satisfy certification and other requirements such as providing Form W-8ECI. A distribution to a foreign partnership is treated, with some exceptions, as a distribution directly to the partners so that the partners are required to provide the required certifications.

Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your United States federal tax liability if it is subsequently determined that the distribution was, in fact, in excess of our earnings and profits. If you receive a dividend that is treated as being effectively connected with your conduct of a trade or business within the United States, the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally, and may be subject to the branch profits tax if you are a corporation.

Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

•	your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

•	you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year, and other requirements are met.

Distributions that are attributable to a disposition of United States real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980 (FIRPTA), and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption. However, because we do not expect to recognize gain attributable to the disposition of United States real property interests as defined by FIRPTA, the FIRPTA provisions should not apply to distributions we make with respect to our stock.

Gain on Disposition

You generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of our stock unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States;

•	you are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met; or

•	you are subject to tax under the FIRPTA rules discussed below.

Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the United States federal tax on net income that applies to United States persons generally and may be subject to the branch profits tax if you are a corporation. However, these effectively connected gains will generally not be subject to withholding. We urge you to consult applicable treaties, which may provide for different rules.

Under FIRPTA, you may be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold United States real property interests and (2) fail to qualify as a domestically controlled REIT. A REIT qualifies as a domestically-controlled REIT as long as less than 50% in value of its shares of beneficial interest are held by foreign persons at all times during the shorter of (1) the previous five years and (2) the period in which the REIT is in existence. As mentioned above, we do not expect to hold any United States real property interests. Furthermore, we will likely qualify as a domestically controlled REIT, although no assurances can be provided because our shares are publicly traded.

Information Reporting and Backup Withholding Tax

The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax (discussed above), or (2) capital gain dividends. Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker. However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption. A foreign stockholder may satisfy this requirement by using an appropriately prepared Form W-8BEN.

Federal Estate Taxes

In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual’s estate for federal estate tax purposes, unless an applicable treaty provides otherwise.

State and Local Taxes

We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment that applies to us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers, or to investors directly or through agents. Shares may also be sold in one or more of the following transactions:

•	block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares;

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers; and

•	through a combination of such methods.

Each prospectus supplement will describe the terms of the securities to which such prospectus supplement relates, the name or names of any underwriters, dealers or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities, the net proceeds to us and any securities exchanges or associations on which such securities may be listed. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will also be set forth in the applicable prospectus supplement. Underwriters and agents in any distribution contemplated hereby may from time to time include UBS Securities LLC.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price(s) or at varying or market prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. We may solicit offers to purchase the securities directly and we may sell the securities directly to institutional or other investors, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us through agents we designate from time to time at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

If so indicated in a prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of such contracts.

In order to comply with the securities laws of some states, if applicable, the securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents. Broker-dealers may also receive compensation from purchasers of the shares, which is not expected to exceed that customary in the types of transactions involved.

Any underwriter, dealer or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement.

In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

We do not, nor does any underwriter, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of such securities. In addition, we do not, nor does any underwriter, make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will be discontinued without notice.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock, which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking and general financing services to us for which they have in the past received, and may in the future receive, customary fees. We have a secured repurchase facility with UBS Securities LLC that we use in our warehouse lending operations.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Kirkpatrick & Lockhart LLP, Los Angeles, California. McKee Nelson LLP, Washington, D.C. will be passing on all matters of Maryland law, including the validity of the securities, as well as providing the legal opinions referred to under “Federal Income Tax Considerations” in this prospectus.

EXPERTS

The consolidated financial statements of Impac Mortgage Holdings, Inc. and of Impac Funding Corporation (collectively, the “Companies”) as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s reports include an explanatory paragraph which states that the Companies changed their method of accounting for derivative instruments and hedging activities in 2001.